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                                                                   Exhibit 10.14


                                CREDIT AGREEMENT

                                 BY AND BETWEEN

                        LASALLE BANK NATIONAL ASSOCIATION

                                       AND

                         SELECTQUOTE INSURANCE SERVICES

                                                                FEBRUARY 8, 2000


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                                CREDIT AGREEMENT

         This Credit Agreement is made as of February 8, 2000 by and between LASALLE BANK NATIONAL ASSOCIATION, a national banking association with its principal offices located in Chicago, Illinois, ("LENDER"), and SELECTQUOTE INSURANCE SERVICES, a California corporation with its principal offices located in San Francisco, California ("BORROWER").

                                   WITNESSETH:

         WHEREAS, the Borrower desires to borrow from the Lender certain amounts for the purposes set forth in Section 8.A.8 below;

         WHEREAS, the Lender is agreeable to extending said credit facility provided that said credit facility is secured and is on the terms and conditions provided herein;

         WHEREAS, certain financial covenants of the Borrower hereinafter set forth relate to the financial condition and results of Borrower, and the financial condition and results of Borrower are a material inducement to the Lender's willingness to enter into this Credit Agreement and extend the financial accommodations referred to herein;

         WHEREAS, as a condition for extending such financial accommodations, the Lender requires that Borrower enter into this Credit Agreement establishing the terms and conditions thereof;

         NOW THEREFORE, for and in consideration of the foregoing premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. DEFINITIONS.

         Section 1.A. In addition to the terms that are elsewhere defined herein, when used herein, the following terms have the meanings as set forth below:

         "ACCOUNTS," "ACCOUNT DEBTOR," "CHATTEL PAPER," "DOCUMENTS," "EQUIPMENT," "FIXTURES," "GENERAL Intangibles," "GOODS," "INSTRUMENTS," "INVENTORY", "SECURITIES", "SECURITIES ENTITLEMENTS", "SECURITIES ACCOUNTS" and "FINANCIAL ASSETS" shall have the meanings assigned to the respective terms in the Security Agreement.

         "ACT" or "ACTS" means, collectively, the Laws of any state or governmental subdivision thereof which apply to the conduct of business by the Borrower.


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         "APPLICABLE LIBOR MARGIN," for purposes of determining the interest rate on a LIBOR Loan, means initially 2.75%.


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         "ADJUSTED LIBOR" is defined in Section 3.A hereof.

         "AFFILIATE" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person and includes, without limitation, each shareholder, director and any Subsidiaries of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, all Subsidiaries of Borrower are Affiliates of Borrower.

         "AGREEMENT" means, collectively, this Credit Agreement, together with any and all exhibits, appendices, schedules and amendments hereto and modifications, renewals, extensions, restatements and substitutions thereof and therefor.

         "AUTHORIZED OFFICER" means one or more officers of the Borrower duly authorized (and so certified to the Lender by the corporate Secretary of the Borrower involved pursuant to a certificate of authority and incumbency from time to time satisfactory to the Lender ), acting alone, to request Loans hereunder and execute and deliver documents, instruments, agreements, reports, statements and certificates in connection herewith.

         "BORROWING" means the total of Loans made by Lender to the Borrower on a single date and for a single Interest Period.

         "BORROWING BASE" means an amount which is equal to 70% of Eligible Accounts (less all discounts, allowances and credits granted by the Borrower to the applicable Account Debtors, and less all contra accounts).

         "BORROWING BASE CERTIFICATE" means a certificate (in form satisfactory to the Lender) of the treasurer or authorized chief financial officer of Borrower as to the Borrowing Base as of the date of such certificate and certifying and representing that all Accounts of the Borrower identified thereon as being Eligible Accounts meet all of the requirements and standards therefor.

         "BORROWING NOTICE" means the request of the Borrower for Loans as further described in Section 3.C hereof.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in Chicago, Illinois, and with respect to LIBOR Loans, a day on which dealings in United States Dollars may be carried on by the Lender or the Reference Bank in the London interbank eurodollar market.

         "CAPITAL EXPENDITURES" means all payments, expenditures and the obligations incurred by a Person for the purchase, creation, improvement, replacement, substitution, addition, renovation or lease of a fixed or capital asset with a useful life of more than one year and which are required to be classified or accounted for as a capital asset or capital lease on the balance sheet or statement of cash flow of such Person, as determined in accordance with GAAP, including


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equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person to the extent of the gross amount of the purchase price of such purchased equipment less the book value of the equipment being traded in at such time, but excluding (a) expenditures made in connection with the replacement or restoration of assets, to the extent such replacement or restoration is financed out of (i) insurance proceeds paid on account of the loss of or damage to the assets so replaced or restored or (ii) awards or compensation arising from the taking by condemnation or eminent domain of the assets so replaced, (b) any portion of capital lease obligations that is not required to be capitalized on such Person's balance sheet, and (c) interest capitalized during construction.

         "CLOSING DATE" means the later of the date hereof or the date on which all of the conditions precedent to the Loans set forth in Section 6 hereof have been fully satisfied.

         "COLLATERAL" means all "Collateral" (or other property which is subjected to a Lien in the relevant operative document) as defined in the Security Agreement, the Stock Pledge Agreement, the Intellectual Property Assignment, the Subordination Agreements (all as amended or supplemented), and shall also include any and all other property, tangible and intangible, on or in which a Lien has been granted to the Lender, pursuant to any other Loan Documents.

         "COMMITMENT" means the Revolving Commitment.

         "CONSOLIDATED" means the consolidation of accounts in accordance with GAAP, including principles of consolidation.

         "CONTINGENT LIABILITY" or "CONTINGENT LIABILITIES" means any agreement, undertaking or arrangement by which any Person (i) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsement of instruments G18 in the course of collection), or (ii) guarantees the payment of dividends or other distributions upon the shares of any other Person, or (iii) undertakes or agrees (contingently or otherwise) (a) to purchase, repurchase, or otherwise acquire any Debt, obligation or liability or any security therefor, or (b) to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or (c) to maintain solvency, assets, level of income or other financial condition, or (d) to make payment other than for values received. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the debt, obligation or other liability guaranteed or supported thereby.

         "DEBT" of any Person means all items of indebtedness, obligation or liability of any kind or nature, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, of such Person, including without limitation and without duplication: Contingent Liabilities of such Person; any indebtedness secured by a Lien on or payable out of the proceeds



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or production from any property of such Person regardless of whether such indebtedness has been assumed by such Person; obligations representing the deferred purchase price of property; obligations which are evidenced by notes, acceptances, or other instruments; capitalized lease obligations; and obligations in respect of letters of credit.

         "DEFAULT" means any event which, with the giving of notice or the passage of time or both, would constitute, become or mature into an Event of Default.

         "DEFAULT RATE" is as defined at Section 3.G hereof.

         "EBITDA" means, for any period, on a Consolidated basis for the Borrower, the sum for such period of (a) Net Income, PLUS (b) depreciation and amortization expense deducted in the determination of such Net Income, PLUS (c) Interest Expense deducted in the determination of such Net Income, PLUS (d) federal and state income taxes as determined in accordance with GAAP and deducted in the determination of such Net Income, and MINUS (e) any items of gain which are extraordinary items as defined in GAAP to the extent reflected in the determination of such Net Income.

         "ELIGIBLE ACCOUNTS" are Accounts of the Borrower which meet all of the following requirements, as determined by the Lender in its absolute discretion:
(a) such Accounts represent completed and bona fide transactions which arise from arm's length transactions between unrelated parties who are not Affiliates in the ordinary course of the Borrower's business; (b) such Accounts shall not
(i) be unpaid more than 90 days from the billing date of the original invoice or
(ii) be payable by an Account Debtor more than 25% of whose Accounts are otherwise ineligible; (c) the services which gave rise to such Accounts were fully rendered by a Borrower to the Account Debtor on the Borrower's customary basis, with no part of such services or the fee therefor being disputed; (d) such Accounts are not evidenced in whole or in part by a judgment, Chattel Paper or Instrument; (e) Account Debtors with respect to such Accounts have not made an assignment for the benefit of creditors and are not insolvent or the subject of any bankruptcy, reorganization, liquidation or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a material adverse affect on the assets or business of such Account Debtor;
(f) Account Debtors with respect to such Accounts are not the governments of the United States of America or any agency, department or instrumentality thereof, are not located outside of the United States of America and are not officers, directors, employees, a Subsidiary or Affiliate of the Borrower; (g) such Accounts are valid, legally enforceable obligations of the applicable Account Debtors and are not subject to any offset or counterclaim based on any then existing or asserted claim or other existing or asserted defense or dispute on the part of such Account Debtors; (h) such Accounts are evidenced by an invoice or other documentation in form acceptable to the Lender; (i) such Accounts are assignable and subject to a valid and first perfected security interest in favor of the Lender, free of any and all other security interests, liens, claims or encumbrances; and (j) such Accounts are not determined by the Lender to be ineligible for any other reason generally accepted in the banking business as a reason for ineligibility. No Accounts of SelectTech prior to its merger into Borrower or Accounts arising out of the sale of software or software services by Borrower are includable in Eligible Accounts.



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         "EMPLOYEE PLAN" means any pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the Financial Statements and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or any Affiliate of the Borrower, to which the Borrower or any Affiliate of the Borrower is a party or may have any liability or by which the Borrower or any Affiliate is bound.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations issued thereunder or in connection therewith.

         "EURODOLLAR RESERVE PERCENTAGE" is defined in Section 3.A hereof.

         "EVENT OF DEFAULT" means an event or occurrence described in Section 9 of this Agreement.

         "EXPIRATION DATE" is defined at Section 2.A.1 hereof.

         "FINANCIAL ASSURANCE" means the financial assurance (whether in the form of a bond, letter of credit, cash or otherwise) required pursuant to any Act.

         "FINANCIAL STATEMENTS" means all of the balance sheets, statements of operations, statements of cash flow and statements of changes in shareholders' equity of the Borrower for each Fiscal Year or each month or quarter thereof which have been delivered to the Lender on or prior to the date hereof and which are to be delivered to the Lender pursuant to Section 8.A.2 of this Agreement.

         "FISCAL YEAR" means the fiscal year of Borrower ending on June 30 for each year.

         "FUNDED DEBT" means Debt for or with respect to borrowed money with an ultimate maturity greater than one (1) year from the date of determination, provided in any event that for all purposes hereof all Loans and Letter of Credit Utilization shall be considered as and included in Funded Debt.

         "GAAP" means generally accepted accounting principles, applied on a basis consistent with prior periods; provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to year-end adjustments and footnotes made in accordance with GAAP.



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         "GUARANTOR" means, individually, each of the following individuals:
Charan Singh, David Paulsen, Steven Gerber and Michael Feroah. "GUARANTORS" means, collectively, the four (4) Guarantors.

         "GUARANTY" means a guaranty delivered by a Guarantor guaranteeing the interest on the Loans with the amount of the Guaranty not to exceed $50,000 for any Guarantor. "GUARANTEES" means, collectively, the four (4) separate Guarantees delivered by the four (4) Guarantors.

         "INTELLECTUAL PROPERTY ASSIGNMENT" mean the Collateral Assignment of Intellectual Property dated the date hereof between the Borrower and the Lender.

         "INTELLECTUAL PROPERTY RIGHTS" means all patents and patent applications, trademarks, copyrights, trade names, trade dress, trade secrets, design rights, service marks, trademarks and service mark registrations and applications, registrations and renewals thereof, confidential research, development and commercial information, know-how and other proprietary information, together with any licenses of (whether as licensor or licensee) and license agreements pertaining to any of the foregoing and all license fees and royalties arising from the use thereof, all rights corresponding to the foregoing and all other rights of any kind whatsoever accruing thereunder or pertaining thereto (including without limitation, all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the rights included above), together in each case with the goodwill of the business connected with the use of and symbolized by each such trademark and service mark.

         "INTEREST EXPENSE" means, with respect to any Person, for any period, the aggregate interest expense, net of interest income, for such period (including, without duplication, all commissions, discounts, and other fees and charges owed with respect to letters of credit, the portion of any capitalized lease obligations allocable to interest expense, and capitalized interest) determined in accordance with GAAP (but in any event excluding interest on tax assessments to the extent such interest is included in deferred taxes).

         "INTEREST PERIOD" is defined at Section 3.D hereof.

         "INTEREST RATE CONTRACT" means interest rate protection, swap, or collar agreements, and other similar agreements or arrangements (if any) designed to provide protection against fluctuations in interest rates, pursuant to which the Borrower has obligations to Lender that may require payment in the future by the Borrower.

         "LAWS" means all ordinances, statutes, rules, regulations, codes, orders, injunctions, writs or decrees of any government, whether federal, state, municipal, local or foreign, of any political subdivision or agency thereof, or of any court, board or similar entity established by any of the foregoing.



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         "LEASEHOLDS" means all of the right, title and interest of the Borrower in, to and under any leases, sub-leases, licenses or other agreements, granting rights to the Borrower to enter, occupy or use real property.

         "LEVERAGE RATIO" means, as determined for the Borrower as of the end of each quarter of Borrower's Fiscal Year for the then applicable Measurement Period, the ratio of Funded Debt to Total Capitalization.

         "LIBOR" is defined in Section 3.A hereof.

         "LIBOR LOAN" means a Loan bearing interest at the rate specified in
Section 3.A(b) hereof.

         "LIEN" means any security interest, mortgage, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), charge or encumbrance of any kind or nature whatsoever, any deposit or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, or any financing lease involving substantially the same economic effect as any of the foregoing.

         "LOAN" means a Revolving Loan and "LOANS" means the Revolving Loans, collectively and in the aggregate.

         "LOAN DOCUMENTS" means, collectively, any Interest Rate Contract hereafter entered into, and all of those documents set forth and described in
Section 6 hereof, as amended, modified, supplemented or restated from time to time, and any facilities or agreements in replacement thereof.

         "MARGIN STOCK" means "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

         "MATERIALLY ADVERSE EFFECT" means, relative to any occurrence, event, condition or circumstance, or any change therein, of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on: (i) the assets of or the business, revenues, financial condition, operations of the Borrower; or
(ii) the ability of the Borrower to timely or fully perform any of the payment or other material obligations involving any of its Debt.

         "MEASUREMENT PERIOD" means with respect to each quarter then ending, beginning with the quarter ending December 31, 1999 and thereafter, the rolling period of the four fiscal quarters then ending.

         "MONIES" means (i) all cash at any time on deposit with or held by the Lender or any other bank or institution for the account of the Borrower, (ii) all accounts of the Borrower with the Lender or any other bank or institution,
(iii) all investments and reinvestments of amounts from time to time credited to such accounts, and (iv) all interest, dividends, distributions and



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other proceeds payable on or with respect to such investments and reinvestments and such accounts.

         "NET CASH PROCEEDS" means, in each case as set forth in a statement in reasonable detail delivered to the Lender: (a) with respect to the disposition of any asset by any Person, the excess, if any, of (i) the cash received in connection with such disposition over (ii) the sum of (A) the principal amount of any Debt (other than Debt under this Agreement) which is secured by such asset and which is required to be repaid in connection with the disposition thereof, PLUS (B) the reasonable out-of-pocket expenses incurred by such Person in connection with such disposition, PLUS, (C) provision for taxes, including income taxes, attributable to the disposition of such asset; (b) with respect to the issuance by any Person of any equity securities or Debt, the gross proceeds received by such Person from such issuance less all legal expenses, discounts and commission and other fees and expenses incurred or to be incurred and all federal, state, local and foreign taxes assessed or to be assessed in connection therewith; and (c) with respect to the receipt by any Person or the Lender of any payment under any insurance policy or pursuant to any condemnation award, the aggregate amount of any such payment made to such Person or the Lender less any income tax liability of such Person reasonably estimated by such Person to relate to such payment and all legal expenses incurred in connection with the recovery or collection thereof.

         " NET INCOME" means, for any period, the net income of Borrower for such period, before the payment of dividends on all capital stock, determined in accordance with GAAP.

         "NOTE" means the Revolving Note.

         "OBLIGATIONS" means each and every promise, agreement, covenant, debt and all other liabilities, obligations and indebtedness of the Borrower, its successors or assigns, to the Lender, whether primary, secondary, contingent, direct, or indirect, howsoever incurred, created, arising or evidenced, whether presently or hereafter existing, evidenced, arising or becoming due, which such promise, agreement, covenant, debt, liabilities, obligations or indebtedness arises from or in connection with the Loans or under this Agreement, the Note, any Interest Rate Contract or any other Loan Documents, or any refinancings, substitutions, extensions, renewals, replacements and modifications for or of the foregoing, or the enforcement by the Lender of its rights and remedies under any or all of the foregoing (including all costs, expenses and reasonable attorneys' and paralegals' fees and expenses incurred by the Lender), including any of the foregoing that arises after the filing of a petition by or against the Borrower under any insolvency or related proceeding, even if the obligations do not accrue because of the automatic stay under bankruptcy laws or otherwise.

         "PARENT" means SelectQuote, Inc, a Delaware corporation which owns all the capital stock of Borrower.

         "PERMITTED INVESTMENTS" means (i) cash, (ii) readily marketable securities issued or guaranteed by the government of the United States of America or any agency thereof having a maturity at the time of issuance of not exceeding one year, (iii) commercial paper rated at least



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A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc.,
having a maturity at the time of issuance not exceeding one year, and money market funds invested in short-term securities rated at least as provided in the preceding clause, (iv) certificates of deposit of or demand or time deposits with or repurchase agreements of any commercial bank which is organized under the laws of the United States of America or any state thereof and has capital and surplus of in excess of $100,000,000, and demand deposits or local operating accounts with the Lender or any other financial institutions acceptable to the Lender, (v) property used in the ordinary course of business, the purchase of which does not otherwise violate or cause or result in a violation of any provision hereof, (vi) current assets arising from the sale of goods and services in the ordinary course of business, (vii) loans or advances to employees in the ordinary course of business, and loans to officers not in excess of $5,000 at any time outstanding, (viii) existing investments in existing Subsidiaries or Affiliates of Borrower, and (ix) existing investments and the acquisitions permitted under Section 8.B.3 hereof.

         "PERMITTED LIENS" means any Liens (i) provided for hereunder or under the Loan Documents in favor of the Lender; (ii) for taxes or assessments not yet due and payable; (iii) of vendors incurred in the ordinary course of business, payment with respect to which is not then due and payable; (iv) which arise out of pledges or deposits under any Laws relating to workers' compensation, unemployment insurance, old age pensions or other social security or retirement benefits; (v) which are being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been and continue to be stayed and which do not materially impair or adversely affect the value or use of the assets and properties of the Borrower or the operation or condition of the business of the Borrower; (vi) which are existing on Equipment, Fixtures and/or real property of the Borrower and are set forth on SCHEDULE 7.G hereto, PROVIDED, HOWEVER, that the Debt secured by existing Liens on Equipment, Fixtures and/or real property shall not be increased and such Debt shall not be secured by any Equipment, Fixtures and/or real property other than that securing such Debt as of the date hereof; (vii) which are purchase money security interests on Equipment and/or Fixtures (exclusive of any such Liens referred to in subparagraph (vi) above) securing the deferred purchase price thereof within the limitations of and as may be permitted under Section 8.B.2(viii) hereinafter; PROVIDED, HOWEVER, that any such Lien shall attach only to the Equipment and/or Fixture financed by the holder of such Lien; (viii) which are currently existing on Accounts of the Borrower and are set forth on SCHEDULE 7.G hereto; or (ix) with respect to the property (other than Accounts) of any new Subsidiary of the Borrower which becomes a Subsidiary after the date hereof, so long as such Liens are either incurred in connection with an acquisition by the Borrower permitted under Section 8.B.3 hereof or were in existence prior to such acquisition, and, if incurred in connection with such an acquisition, are subordinated to the Liens in favor of the Lender.

         "PERSON" means any individual, sole proprietorship, joint venture, partnership, association, unincorporated organization, joint-stock company or association, limited liability company, trust, corporation, entity, institution or government body (or agency or political subdivision thereof).

         "PLEDGED SHARES" means the shares of common and preferred stock of Parent or the Borrower (or any shares issued in exchange or substitution therefor, whether by merger or



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otherwise) owned directly or indirectly by Michael Feroah, Steven Gerber,
David Paulsen and Charan Singh (each, a "PLEDGOR" and collectively, the "PLEDGORS"), members of senior management of Borrower, all of which are pledged to the Lender pursuant to the Stock Pledge and Security Agreement of even date herewith among the Lender and the Pledgors (the "STOCK PLEDGE AGREEMENT").

         "PRIME RATE" means the rate of interest announced or referred to by the Lender from time to time as its prime or reference rate for interest rate determinations, with each change in such Prime Rate to take effect on the same day such change is announced by the Lender. The use of the term "Prime Rate" herein or in the Note is not intended nor does it imply that said rate of interest is a preferred rate of interest or one which is offered by the Lender to its most creditworthy customers.

         "PRIME RATE LOAN" means a Loan bearing interest at the rate specified in Section 3.A(a) hereof.

         "REFERENCE BANK" means ABN/AMRO Bank.

         "REFUNDING BORROWING" is defined in Section 3.C.(c) hereof.

         "RESTRICTED PAYMENTS" means (i) any dividend payment or other distribution, direct or indirect, of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower which is not a wholly-owned Subsidiary of Borrower, or (ii) any exchange, conversion, repurchase, purchase, redemption, retirement, sinking fund or other similar acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, or (iii) any payment or repayment of principal of, premium (if any), or interest on any Subordinated Debt, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Debt, unless permitted by the terms of the document or instrument pursuant to which said Subordinated Debt is created and which have been approved by the Lender, or (iv) any earn-out under any acquisition agreement, unless permitted by the terms thereunder and approved by Lender.

         "REVOLVING COMMITMENT" is defined in Section 2.A.1 hereof.

         "REVOLVING LOANS" is defined in Section 2.A.1 hereof.

         "REVOLVING NOTE" means the promissory note of the Borrower evidencing the Revolving Loans.

         "REVOLVING LIBOR LOAN" means a Revolving Loan which is also a LIBOR
Loan.

         "REVOLVING PRIME RATE LOAN" means a Revolving Loan which is also a Prime Rate Loan.

         "SEC" means the Securities and Exchange Commission.



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         "SECURITY AGREEMENT" means that certain Security Agreement of the
Borrower in favor of the Lender, of even date herewith, as the same may be amended or supplemented.

         "SELECTQUOTE" is defined in the Preamble hereof.

         "SELECTTECH" means SelectTech, a Nevada corporation, which was merged into the Borrower on December 27, 1999.

         "STOCK PLEDGE AGREEMENT" is as defined and included in the definition of Pledged Shares.

         "STOCKHOLDERS' EQUITY" means the sum of the capital stock, additional paid-in-capital and retained earnings (after deducting treasury stock) as determined in accordance with GAAP.

         "SUBORDINATED DEBT" means Debt for money borrowed by the Borrower if, but only to the extent that, the payment and, if permitted hereunder, any collateral therefor is and remains at all times subordinated to the Obligations and the collateral and other security therefor, on terms and conditions satisfactory to the Lender.

         "SUBORDINATION AGREEMENTS" means the Subordination Agreement of even date herewith between the Lender and each of Security Connecticut Life Insurance Company and North American Company for Life and Health Insurance.

         "SUBSIDIARY" with respect to any Person means any corporation or other business entity of which more than fifty percent (50%) of the outstanding common stock or other ownership interests is owned, directly or indirectly, by such Person.

         "TANGIBLE NET WORTH" means Stockholders' Equity PLUS Subordinated Debt LESS all intangible assets (treated as such in accordance with GAAP), including: all investments in unconsolidated subsidiaries; unamortized debt discount and deferred charges; refundable taxes; prepaid assets or expenses; goodwill; patents, trade names, trademarks, copyrights, franchises; customer lists; unamortized restrictive covenants, unamortized organization expenses and administrative costs; deposits; loans and advances to Affiliates, stockholders, directors, officers, employees or relatives of the foregoing; land options; and the excess of cost of shares acquired over book value of related assets.

         "TERMINATION DATE" means December 15, 2000.

         "TOTAL CAPITALIZATION" means the sum of (i) the aggregate amount of Debt for borrowed money and (ii) Stockholders Equity.

         "UCC" means the version of the Uniform Commercial Code as enacted in Illinois, as amended from time to time.

         Section 1.B. Any accounting terms used but not otherwise defined herein shall have their customary meanings as defined in, pursuant to, or in accordance with GAAP. All other terms used but not otherwise defined herein shall have the meanings provided by the UCC to the extent said terms are used or defined therein.

         Section 1.C. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the other Loan Documents.

         Section 1.D. In this Agreement and each other Loan Document, unless a clear contrary intention appears: (i) the singular number includes the plural number, and VICE VERSA; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) references to any agreement (including this Agreement and the SCHEDULES, APPENDICES AND EXHIBITS hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor; (v) unless the context indicates otherwise, reference to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section hereof or Schedule, Appendix or Exhibit hereto; (vi) "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and (viii) relative to the determination of any period of time, "from" means "from and including" and "to" and "through" means "to but excluding."

         Section 1.E. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the Borrower's audited financial statements for the Fiscal Year ending June 30, 1999, and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either Borrower or the Lender may by notice to the other require that the Lender and the Borrower negotiate in good faith to amend such covenant, standard or term so as equitably to reflect such change in GAAP, with the desired result being that the criteria for evaluating the financial condition of the Borrower shall be the same as if such change had not been made.

SECTION 2. CREDIT FACILITY.

         Section 2.A. REVOLVING LOANS AND REVOLVING NOTE. Subject to the terms and conditions of this Agreement, the Lender agrees to lend to the Borrower the Revolving Loans as provided in this Section.

         2.A.1. REVOLVING LOANS. Subject to the terms and conditions of this Agreement, the Lender agrees to lend to the Borrower from time to time until the earlier of the Termination Date or the occurrence of either a Default or an Event of Default hereunder (the earlier of such date being hereinafter referred to as the "EXPIRATION DATE"), such sums, in a minimum amount(s) as set forth in Section 3.B hereof, as Borrower may request from time to time by a Borrowing Notice pursuant to Section 3.C hereof; provided, however, that the aggregate principal amount of all loans outstanding under this Section 2.A.1 (individually, a "REVOLVING LOAN" or "LOAN" or, collectively, the "REVOLVING LOANS" or "LOANS") at any one time shall not exceed the lesser of (i) Three Million Dollars ($3,000,000) or (ii) the Borrowing Base (such lesser amount hereinafter referred to as the "REVOLVING COMMITMENT"). Subject to the terms and conditions hereof, the Borrower may borrow or repay and reborrow hereunder, from the date hereof until the Expiration Date, either the full amount of the Revolving Commitment or any lesser sum in the minimum amounts referred to herein. If, at any time, the Revolving Loans exceed the Revolving Commitment, the Borrower shall immediately notify the Lender of the existence of and pay to the Lender the amount of such excess. For all purposes of this Agreement, where a determination of the unused or available amount of the Revolving Commitment is necessary, the Revolving Loans shall be deemed to utilize the Revolving Commitment.

         2.A.2. REVOLVING NOTE. In order to evidence the Revolving Loans, at the time of the making of the initial Revolving Loan, the Borrower will execute and deliver a promissory note, substantially in the form of EXHIBIT A hereto (together with any and all amendments, modifications, supplements, substitutions, renewals, extensions and restatements, thereof and therefor, the "REVOLVING NOTE"). The Revolving Loans shall bear and pay interest and mature on the date as set forth therein and herein.

SECTION 3. GENERAL PROVISIONS APPLICABLE TO ALL LOANS.

         Section 3.A. APPLICABLE INTEREST RATES. The Borrower may elect that each Borrowing of each Loan be made by means of a Prime Rate Loan or a LIBOR Loan; provided, however, that there shall not be more than five Borrowings of LIBOR Loans outstanding at any time.

         (a) PRIME RATE LOANS. Each Prime Rate Loan by the Lender shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Prime Rate from time to time in effect. Interest on all Prime Rate Loans is payable on the last day of each calendar month and at maturity (whether by acceleration or otherwise), commencing February 29, 2000.

         (b) LIBOR LOANS. Each LIBOR Loan made by the Lender shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable LIBOR Margin plus the Adjusted LIBOR, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the date such Loan is made.

         "ADJUSTED LIBOR" means, for any Borrowing of LIBOR Loans, a rate per annum determined in accordance with the following formula:

                                                 LIBOR
                                                 --------------------
                  Adjusted LIBOR=   100% - Eurodollar Reserve Percentage

         "LIBOR" means, for an Interest Period for a Borrowing of LIBOR Loans, the rate of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered by the Lender or the Reference Bank at approximately 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by prime banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Loan scheduled to be made by the Lender as part of such borrowing.

         "EURODOLLAR RESERVE PERCENTAGE" means, for any Borrowing of LIBOR Loans, the daily average for the applicable Interest Period of the maximum rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on "eurocurrency liabilities", as defined in such Board's Regulation D, (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extension of credit or other assets that include loans by non-United States offices of Lender to United States residents) subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the LIBOR Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D.

         (c) MARGIN, RATE AND FEE DETERMINATIONS. The Lender shall determine each interest rate applicable to the Loans hereunder and its determination thereof shall be conclusive and binding except in the case of manifest error.

         Section 3.B. MINIMUM AND MAXIMUM BORROWING AMOUNTS. Each Borrowing of Prime Rate Loans shall be in an amount not less than $50,000 or any larger amount that is an integral multiple of $25,000. Each Borrowing of LIBOR Loans shall be in an amount not less than $200,000, or any larger amount that is an integral multiple of $100,000.

         Section 3.C. BORROWING PROCEDURES.

         (a) NOTICE TO THE LENDER. The Borrower shall give telephonic or telecopy notice to the Lender in the form attached hereto as EXHIBIT B (the "BORROWING NOTICE") (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) by no later than 12:00 noon (Chicago time) (i) on the date at least three (3) Business Days prior to the date of each requested Borrowing of LIBOR Loans and (ii) on the date of any requested Borrowing of Prime Rate Loans. Each such notice shall specify the date of the requested Borrowing (which shall be a Business Day), the amount of the requested Borrowing, the type of Loans to comprise such Borrowing (if no election as to type of Borrowing is specified in any such notice, then the requested Borrowing shall be of Prime Rate Loans) and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. The Borrower agrees that the Lender may rely on any such telephonic or telecopy notice given by any person the

Lender in good faith believes is an Authorized Officer without the necessity of independent investigation and in the event any notice by such means conflicts with the written confirmation, such notice shall govern if the Lender has acted in reliance thereon.

         (b) BORROWER'S FAILURE TO NOTIFY. In the event the Borrower fails to give notice pursuant to Section 3.C.(a) above of the reborrowing of the principal amount of any maturing Borrowing and has not notified the Lender by 12:00 noon (Chicago time) on the day such Borrowing matures that it intends to repay such Borrowing with funds not borrowed hereunder, the Borrower shall be deemed to have requested a Borrowing of Prime Rate Loans on such day in the amount of the maturing Borrowing then due, in each case subject to Section 6.C hereof, which new Borrowing shall be applied to pay, as the case may be, the maturing Borrowing then due.

         (c) DISBURSEMENT OF LOANS. Not later than 2:00 p.m. (Chicago time) on the date of any Borrowing (a "FUNDING DATE") of LIBOR Loans or Prime Rate Loans, Lender shall make available its Loan in funds immediately available in Chicago, Illinois, except to the extent such Borrowing is either a reborrowing, in whole or in part, of the principal amount of a maturing Borrowing of Loans (a "REFUNDING BORROWING") in which case Lender shall record the Loan made by it as a part of such Refunding Borrowing on its books or records or on a schedule to the appropriate Note, as provided in Section 3.H.(b) hereof, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Loan through the proceeds of such new Loan. Subject to Section 6 hereof, the Lender shall make the proceeds of each Borrowing available to the Borrower at the Lender's principal office in Chicago, Illinois.

         Section 3.D. INTEREST PERIODS. As provided in Section 3.C hereof, at the time of each request for the Borrowing of LIBOR Loans hereunder the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term "INTEREST PERIOD" means the period commencing on the date a Borrowing of LIBOR Loans is made and ending on the date, as the Borrower may select, 1, 2, 3 or 6 months thereafter; PROVIDED, HOWEVER, that:

         (a) the Borrower may not select an Interest Period that extends beyond the Termination Date;

         (b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

         (c) for purposes of determining the Interest Period for a Borrowing of LIBOR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; PROVIDED, HOWEVER, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

         Section 3.E. MATURITY OF LIBOR LOANS. Each LIBOR Loan shall mature and become due and payable by the Borrower on the last day of the Interest Period applicable thereto.

         Section 3.F. PREPAYMENTS.

         (a) GENERALLY. The Borrower shall have the privilege of prepaying without premium or penalty and in whole or in part (but, if in part, then: (i) in an amount not less than $50,000 or any larger amount that is an integral multiple of $25,000 in the case of Prime Rate Loans, and in an amount not less than $200,000 or any larger amount that is an integral multiple of $100,000 in the case of LIBOR Loans and (ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 3.B hereof remains outstanding) on any Business Day upon prior notice to the Lender which must be received by the Lender by no later than 12:00 noon (Chicago time) on the date of such prepayment in the case of Prime Rate Loans and by no later than 12:00 noon (Chicago time) on the date three Business Days in advance of the date of such prepayment in the case of LIBOR Loans, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon and, in the case of LIBOR Loans, any compensation required by Section 3.J hereof. Partial prepayments of any outstanding type of Loan shall be applied to the various Borrowings and various installments of principal thereof in the inverse order of their maturity.

         (b) REBORROWINGS. Any amount paid or prepaid on the Revolving Loans before the Expiration Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

         (c) MANDATORY PREPAYMENTS. Notwithstanding that no Default or Event of Default has occurred and is continuing, the Borrower shall pay to the Lender, as prepayments on the Loans, (i) within ten (10) days after receipt thereof, 100% of the Net Cash Proceeds with respect to the sale of any assets permitted under
Section 8.B.8(iii) and (ii) upon completion of any initial public offering or a private placement (to the extent such private placement exceeds $20,000,000 in aggregate proceeds of the stock or debt of the Borrower or its successors), 100% of all amounts owed to the Lender hereunder. Prepayments under this section shall be applied to the Revolving Loan, in each case in prepayment of installments thereof in the inverse order of maturity. If any amounts required to be prepaid under this section are applied to the Revolving Loan pursuant hereto, then those amounts may not be reborrowed and the amount of the Revolving Commitment shall thereupon be permanently reduced by a corresponding amount.

         Section 3.G. DEFAULT RATE. If any Event of Default has occurred and is continuing, then each Loan or other monetary Obligation shall bear interest, after as well as before judgment (computed on the basis of a year of 360 days and actual days elapsed) from the date of such Event of Default until such Loan or other monetary Obligation is paid in full, payable on demand, at a rate per annum (the "DEFAULT RATE") equal to:

         (a) with respect to any Prime Rate Loan, the sum of three percent (3%) PLUS the Prime Rate from time to time in effect; and

         (b) with respect to any LIBOR Loan, the sum of three percent (3%) PLUS the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of three percent (3%) PLUS the Prime Rate from time to time in effect; and

         (c) with respect to other monetary Obligations for which a Default Rate is not otherwise specified, the sum of three percent (3%) PLUS the Prime Rate from time to time in effect.

         Section 3.H. NOTE.

         (a) The Loan made to the Borrower by Lender shall be evidenced by a promissory note of the Borrower, dated the date hereof, payable to the order of Lender in the principal amount of the Commitment, and otherwise be in the form of EXHIBIT A hereto.

         (b) Lender shall record on its books or records or on a schedule to the appropriate Note the amount of each Loan made by it to the Borrower, the Interest Period thereof (if applicable), all payments of principal and interest and the principal balance from time to time outstanding thereon, the interest rate applicable thereto, and, in respect of any Loan, the type of such Loan; provided that prior to the transfer of the Note all such amounts shall be recorded on a schedule to the Note. The record thereof, whether shown on such books or records of Lender or on a schedule to the Note, shall be PRIMA FACIE evidence as to all such amounts; PROVIDED, HOWEVER, that the failure of Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made hereunder together with accrued interest thereon. At the request of Lender and upon Lender tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to Lender to replace any outstanding Note and at such time the first notation appearing on a schedule on the reverse side of, or attached to, the Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

         Section 3.I. REVOLVING COMMITMENT TERMINATIONS. The Borrower shall have the right at any time and from time to time, upon prior written notice to the Lender, to terminate without premium or penalty, in whole or in part, any Revolving Commitment, each such termination (whether in whole or in part) to be effective as of the close of the calendar quarter specified in such notice (provided such effective date occurs no earlier than thirty (30) Business Days after such notice) and each partial termination to be in an amount not less than $500,000 or any larger amount that is an integral multiple of $250,000; provided that the Revolving Commitments may not be reduced to an amount less than the aggregate principal amount of the utilization then outstanding thereunder. Any termination of Commitments pursuant to this Section 3.I may not be reinstated.

         Section 3.J. FUNDING INDEMNITY. In the event Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Lender) as a result of:

         (a) any payment (including prepayment) of a LIBOR Loan on a date other than the last day of its Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement, or

         (b) any failure (because of a failure to meet the conditions of Section 6 or otherwise) by the Borrower to borrow a LIBOR Loan on the date specified in a notice given pursuant to Section 3.C hereof, then, upon the demand of Lender, the Borrower shall pay to Lender such amount as will reimburse Lender for such loss, cost or expense. If Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed rebuttably presumptive evidence of the correctness thereof.

         Section 3.K. CHANGE IN CIRCUMSTANCES, ETC.

         (a) CHANGE OF LAW. Notwithstanding any other provisions of this Agreement or the Note, if at any time after the date hereof any change in applicable Law or in the interpretation thereof makes it unlawful for Lender to make or continue to maintain LIBOR Loans or to give effect to its obligations as contemplated hereby, Lender shall promptly give notice thereof to the Borrower, and Lender's obligations to make or maintain LIBOR Loans under this Agreement shall terminate until it is no longer unlawful for Lender to make or maintain LIBOR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Loans, together with all interest accrued thereon and all other amounts then due and payable to Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected LIBOR Loan from Lender by means of a Prime Rate Loan from Lender.

         (b) UNAVAILABILITY OF DEPOSITS OR INABILITY TO ASCERTAIN, OR INADEQUACY OF, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of LIBOR Loans:

                  (i) the Lender advises the Borrower that deposits in United States Dollars (in the applicable amounts) are not being offered to it or the Reference Bank in the interbank eurodollar market, for such Interest Period, or

                  (ii) Lender advises the Borrower that LIBOR as determined by the Lender will not adequately and fairly reflect the cost to Lender of funding LIBOR Loans for such Interest Period, then, until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make LIBOR Loans shall be suspended.

         (c) INCREASED COST AND REDUCED RETURN.

                  (1) If on or after the date hereof, the adoption of any applicable Law, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                           (i) shall subject Lender to any tax, duty or other
                  charge with respect to the Loans, the Note or its obligation to make Loans, or shall change the basis of taxation of payments to Lender of the principal of or interest on the Loans or any other amounts due under this Agreement in respect of its Loans or its obligation to make Loans (except for changes in the rate of tax on the overall net income of Lender imposed by the jurisdiction in which Lender's principal executive office is located); or

                           (ii) shall impose, modify or deem applicable any
                  reserve, special deposition or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, Lender or shall impose on Lender or on the interbank market any other condition affecting the Loans, the Note or Lender's obligation to make Loans;

and the result of any of the foregoing is to increase the cost to Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Note with respect thereto, by an amount deemed by Lender to be material, then, within fifteen (15) days after demand by Lender, the Borrower shall be obligated to pay Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction (computed commencing on the effective date of any event mentioned herein). Lender agrees to use its best efforts to give the Borrower notice of the occurrence of any event mentioned herein.

         (2) If Lender shall determine that the adoption after the date hereof of any applicable Law regarding capital adequacy, or any change in any existing Law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or any of its branches or any corporation controlling Lender (or any of its branches or any corporation controlling Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's or such corporation's capital, as the case may be, as a consequence of Lender's obligations hereunder or for the credit which is the subject matter hereof to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Lender's or such corporation's policies with respect to liquidity and capital adequacy) by an amount deemed by Lender to be material, then from time to time, within fifteen (15) days after demand by Lender, the Borrower shall pay to the Lender such additional amount or amounts reasonably determined by Lender as will compensate Lender for the reduction.

         (d) DISCRETION OF LENDER AS TO MANNER OF FUNDING. Notwithstanding any other provision of this Agreement, Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits in the relevant market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to LIBOR, for such Interest Period.

         (e) IMPLEMENTATION OF EUROPEAN ECONOMIC AND MONETARY UNION ("EMU"). This Agreement (including, without limitation, the definition of LIBOR and related definitions) will be amended to the extent determined by the Lender (acting reasonably and in consultation with the Borrower) to be necessary to reflect implementation of the EMU and change in currency and to put the Lender and the Borrower in the same position, so far as possible, that they would have been in if such implementation and change in currency had not occurred.

SECTION 4. FEES.

         Section 4.A. REVOLVING COMMITMENT FEES. The Borrower shall pay to the Lender such fees as set forth in the letter agreement dated the date hereof between Borrower and Lender with respect to the Revolving Commitment ("COMMITMENT FEES").

SECTION 5. PLACE AND APPLICATION OF PAYMENTS.

         Section 5.A. PLACE AND APPLICATION OF PAYMENTS. All payments of principal of and interest on the Loans and all payments of fees and all other amounts payable under this Agreement shall be made to the Lender no later than 12:00 Noon (Chicago time) at the principal office of the Lender in Chicago, Illinois (or such other location in the State of Illinois as the Lender may designate to the Borrower). Any payments received after such time shall be deemed to have been received by the Lender on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim. Alternatively, at its sole discretion, the Lender may charge against or debit any deposit account or other Monies of the Borrower on deposit with or in possession of the Lender, all or any part of any amount due hereunder or under the Note. The Lender's right from time to time after the occurrence or happening of an Event of Default hereunder (which has not been cured or waived in a writing signed by the Lender) to set off indebtedness owing by Borrower to the Lender against the Borrower's Monies, deposits, credits, accounts or other property now or at any time in the possession or control of the Lender, except as provided herein, is hereby acknowledged and agreed to by the Borrower.

SECTION 6.  CONDITIONS PRECEDENT AND SUBSEQUENT.

         Notwithstanding any other provisions of this Agreement, the Lender, at its sole option and in its sole discretion, need not make any Loans to the Borrower for the account of the Borrower, unless the conditions precedent described below are fulfilled:

         Section 6.A. DELIVERY OF DOCUMENTS AS CONDITIONS PRECEDENT. The delivery of each of the following documents, each of which shall be satisfactory to the Lender in substance and form, by or on behalf of the Borrower to the Lender shall constitute separate and distinct conditions precedent to the effectiveness of this Agreement and the making of any Loans:

         6.A.1. AGREEMENT. A copy of this Agreement duly executed by Borrower.

         6.A.2. NOTE. The Revolving Note dated as of the Closing Date duly executed by the Borrower and payable to the Lender.

         6.A.3. STOCK PLEDGE AGREEMENT. The Stock Pledge Agreement duly executed by Parent, the Borrower and the Pledgors, together with the stock certificates for the Pledged Shares and duly executed stock powers or assignments endorsed in blank, and appropriate UCC-1 financing statements from the respective Pledgors for filing with the appropriate Secretary of State. The Pledged Shares shall constitute at least 35.06% of the total issued and outstanding shares of Parent.

         6.A.4.   [Intentionally Omitted]

         6.A.5. SECURITY AGREEMENT, INTELLECTUAL PROPERTY ASSIGNMENTS, AND SUBORDINATION AGREEMENTS. The Security Agreement duly executed by the Borrower, the Intellectual Property Assignment, and the Subordination Agreements.

         6.A.6. FINANCING STATEMENTS. UCC-1 financing statements executed by the Borrower for filing with the offices indicated on SCHEDULE 6.A.6 hereto, and such other financing statements or fixture filings as the Lender may request from the Borrower from time to time.

         6.A.7. UCC AND OTHER SEARCH RESULTS. Satisfactory UCC financing statement, judgment and tax lien search results of the Borrower from or of the offices indicated on SCHEDULE 6.A.7 hereto, and from such other offices or governmental agencies or bodies as the Lender, in its sole discretion, may request from time to time, indicating that any financing statements to be filed by the Lender or described above, after being duly and properly filed and recorded, will give the Lender first priority perfected liens and security interests on and in the Collateral of the Borrower, except by reason of Permitted Liens, and that there are no other lienors or creditors claiming any interest in the Collateral of the Borrower, except holders of Permitted Liens.

         6.A.8. EVIDENCE OF INSURANCE. Evidence that the Borrower has insurance as required by Section 8.A.16, including property, casualty and liability insurance satisfactory to the Lender, together with: (i) loss payable/mortgagee endorsements naming the Lender as loss payee and mortgagee with respect to property and casualty insurance covering Collateral; and (ii) certificate(s) of insurance(s) and binder(s) naming the Lender as additional insured with respect to liability insurance.

         6.A.9. ARTICLES OF INCORPORATION. Articles of Incorporation, and each and every amendment thereto, of the Borrower, certified of recent date by the Secretary of State or appropriate government official in the State in which the Borrower is incorporated.

         6.A.10. GOOD STANDING. Certificate of the appropriate Secretary of State or government official of recent date, as to the good standing of the Borrower in the State of its incorporation and where it is qualified to do business.

         6.A.11. SECRETARY'S CERTIFICATE. Certificate of Secretary of the Borrower as to (i) resolutions authorizing entry into, execution, delivery and performance of its obligations under this Agreement and related Loan Documents to which it is a party, (ii) the incumbency and signatures of the officers authorized to execute on its behalf the Loan Documents to which it is a party,
(iii) its Articles of Incorporation, and (iv) its bylaws.

         6.A.12. SOLVENCY CERTIFICATE. Certificate of Solvency duly executed by the Borrower, with pro forma balance sheet and cash flow projections provided for thereunder.

         6.A.13. OPINION. The satisfactory opinion letter of Stephen Tennis, counsel for Parent, the Borrower and the Guarantors dated as of the Closing Date and addressed to the Lender as to the matters referred to in Sections 7.A., 7.B., 7.C., 7.D., 7.E., 7.F. (as far as litigation is concerned), 7.J., 7.S of this Agreement, the perfection of the Lender's Liens in the Collateral and the enforceability of the Stock Pledge Agreement and Guaranties on Parent, the Borrower, the Pledgors and Guarantors.

         6.A.14. ENVIRONMENTAL DATA. All environmental data, information and reports concerning any real estate or any other property which the Lender may request.

         6.A.15. OFFICER'S CERTIFICATE. A certificate of the President of Borrower certifying: (i) that the conditions herein insofar as they relate to the Borrower have been satisfied, (ii) as to the truth of the representations and warranties herein contained, and (iii) that no Materially Adverse Effect has occurred since June 30, 1999.

         6.A.16. GUARANTEES. Each of the four (4) Guarantees dated as of the Closing Date duly executed by the respective Guarantor in favor of the Lender.

         6.A.17. PERSONAL FINANCIAL STATEMENTS OF GUARANTORS. Personal Financial Statements for each of the Guarantors.

         6.A.18. RECEIVABLES AUDIT. Prior to the first draw and thereafter in accordance with Section 8.A.(vi) hereof, an audit of the accounts receivables position of the Borrower by a third party acceptable to the Lender.

         6.A.19. OTHER DOCUMENTS. In form and substance satisfactory to the Lender the initial Borrowing Base Certificate and any other documents which the Lender may reasonably request from or to be delivered by the Borrower from time to time to effect the intent of this Agreement and the Loan Documents.

         Section 6.B. FEES. All fees referred to in Section 4 hereof which are then due shall have been paid to the Lender on the Closing Date.

         Section 6.C. CONDITIONS PRECEDENT. The following conditions are conditions precedent to the obligation of the Lender to make or disburse any Loan hereunder at any time requested by the Borrower, and each request by the Borrower for a Loan hereunder shall be deemed to constitute the Borrower's representation and warranty to the Lender that, as of the dates of such request and on which such Loan is disbursed, these conditions have been satisfied:

         6.C.1. MATERIALLY ADVERSE EFFECT. No Materially Adverse Effect shall have occurred, as determined by the Lender in its sole and complete discretion, since the date hereof.

         6.C.2. REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 7 hereof and in each Loan Document to which the Borrower is a party shall be true and correct in all material respects.

         6.C.3. COVENANTS. The affirmative and negative covenants set forth herein (including, without limitation, those covenants set forth in Section 8 hereof) and in any other Loan Documents to which the Borrower is a party, are not being breached and are inviolate in all material respects.

         6.C.4. EVENT OF DEFAULT. No Default or Event of Default shall have occurred and then be continuing or would occur as a result of making such Loan.

         6.C.5. REVOLVING COMMITMENTS. After giving effect to the Loan (if it is a Revolving Loan), the aggregate principal amount of all such Loans outstanding hereunder shall not exceed the applicable Revolving Commitment.

         6.C.6. NO VIOLATIONS. Such Loan shall not violate any order, judgment or decree of any court or other authority or any provision of Law applicable to Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

         6.C.7. NOTE; NOTICE OF BORROWING. The Lender shall have received the Note of the Borrower and the notice required by Section 3.C hereof.

         6.C.8. SATISFACTORY COMPLETION OF DUE DILIGENCE. In the case of the initial draw only, the Lender shall have satisfactorily completed its due diligence examination of the Borrower and any related parties, their respective operations and properties, including its audit/review of the Collateral, historical and pro forma financial information, and projections and business plans.

         6.C.9. ADDITIONAL FEES. For any Loans on or after January 31, 2000, such Fees referred to in the letter referred to in Section 4.A. hereof shall have been paid to the Lender.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

         As further inducement to the Lender to enter into this Agreement and make the Loans hereunder, the Borrower represents and warrants, as of the date hereof, and as of the date of each disbursement of each of the Loans, the following, which shall survive the execution and delivery of this Agreement, the Note and the Loan Documents and until all of the Obligations have been paid, satisfied or discharged in full, regardless of any investigation by the Lender of the Borrower's financial condition or assets:

         Section 7.A. CORPORATE EXISTENCE AND RELATED MATTERS. The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State or country of its incorporation and is duly qualified to do and transact business and is in good standing as a foreign corporation in each and every state or country in which the conduct of its business or the location of its properties requires such qualification and the failure to so qualify would have a Materially Adverse Effect. As of the date hereof, the only Subsidiaries or Affiliates of Borrower are designated in SCHEDULE 7.A hereto. SCHEDULE 7.A hereto correctly sets forth, as to each such Subsidiary or Affiliate, whether or not it is a Consolidated Subsidiary, the jurisdiction of its incorporation, the percentage of issued and outstanding shares of each class of its capital stock owned by Borrower and the Subsidiaries and, if such percentage is not 100%, a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares indicated in SCHEDULE 7.A as owned by Borrower or a Subsidiary are owned, beneficially and of record, by Borrower or such Subsidiary, free of any Lien. SCHEDULE 7.A contains all assumed or business names utilized by the Borrower or Affiliate, the jurisdiction of incorporation of the Borrower, and all jurisdictions where the Borrower is qualified to do business. The information in SCHEDULE 7.A hereto is true and complete.

         Section 7.B. CORPORATE AUTHORITY. The Borrower has all corporate power and authority to own its property and assets and to carry on and engage in its business as it is presently being conducted, and has all licenses, permits, franchises, consents, approvals and authorizations required in connection with the foregoing, including without limitation all of the foregoing required under applicable Laws. The execution, issuance, delivery, and performance of all documents in connection with this Agreement, the Note and the Loan and other Loan Documents to which the Borrower is a party or signatory and the incurrence and performance of the Obligations hereunder and thereunder (i) are within the corporate power and authority of the Borrower, (ii) have been duly and properly authorized by all necessary corporate, director, shareholder and any other action of the Borrower, and (iii) have not resulted in and will not result in:

         (a) the creation or imposition of any Lien of any nature whatsoever (except in favor of the Lender) upon the Borrower's property or assets; or

         (b) the violation or contravention of, the occurrence of a default, event of default or event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default under, (1) any term or provision of the Borrower's Articles of Incorporation or bylaws, (2) any licenses, permits, franchises, consents, approvals or authorizations referred to above, (3) any certificates of authority to do or transact business, (4) any applicable order of any court or government or administrative agency, or (5) any material contract, agreement (including any loan or credit agreement or agreement with the holders of the Borrower's preferred stock or any Subordinated Debt), mortgage, indenture, instrument, judgment or Laws to which the Borrower is a party or signatory or by which it or its properties or assets are, or may be, bound.

         Section 7.C. CONSENTS, APPROVALS, ETC. Except for the filing of UCC financing statements, the filing of appropriate documents with the United States Patent and Trademark Office to perfect Lender's Liens in registered trademarks and patents of the Borrower, and the notation of Lender's Liens against vehicles of Borrower on the certificates of title for such vehicles, no consent, approval or authorization or order of, or filing, registration or qualification with, any Person (governmental, regulatory, or otherwise) is required to be obtained or effected by the Borrower in connection with the execution, issuance, delivery and performance of all documents in connection with this Agreement, the Note and the Loan and other Loan Documents to which the Borrower is a party or signatory or the incurrence or performance of the Obligations or, if so required, has been duly obtained or effected before the date hereof and are indicated on SCHEDULE 7.C hereto.

         Section 7.D. BINDING EFFECT AND ENFORCEABILITY. Upon delivery hereof and thereof, this Agreement, the Note and the Loan and other Loan Documents to which the Borrower is a party or signatory will be its respective legal, valid and binding obligations enforceable in accordance with their respective terms and provisions (except as limited by bankruptcy, insolvency or other laws or equitable principles of general application relating to the enforcement of creditors' rights generally) and, on the date of said delivery, the Borrower will not be in violation or contravention of, and no Default or Event of Default will exist under, any of the foregoing.

         Section 7.E. DEFAULT OF DEBT, LICENSES, PERMITS, ORDERS AND OTHER AGREEMENTS. The Borrower is not in breach or default of (in any material respect), and no event of default or event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default, has occurred and is continuing with respect to (i) any Debt of any kind or nature, (ii) any license, permit, franchise, approval, consent or authorization referred to in Section 7.B above, (iii) any order of any court or governmental or administrative agency, or (iv) any agreement to which it is a party, which breach or default might have a Materially Adverse Effect.

         Section 7.F. FINANCIAL CONDITION AND LITIGATION. The Financial Statements of the Borrower delivered to the Lender (including, without limitation, the audited financial statements of Borrower as at/of June 30, 1999, and the unaudited financial statements of Borrower for the period ended September 30,1999, have been prepared in accordance with GAAP, are true and correct in all material respects and fairly present the financial condition of the Borrower as at the dates thereof and results of operations for the periods covered thereby. Since the ending date of the period covered by the most recent Financial Statements dated September 30, 1999, delivered to the Lender and received thereby, no Materially Adverse Effect has occurred and no dividends on or redemptions of the Borrower's common or preferred stock have been made. Except as disclosed to the Lender on said most recent Financial Statements: (i) the Borrower has no Debt, except as permitted hereunder, or liabilities, contingent or otherwise; and (ii) except as disclosed on SCHEDULE 7.F, no proceedings, suits, orders, claims, investigations, or other actions are pending before any court or governmental authority or, to the best knowledge of Borrower, threatened against the Borrower that are not fully covered by insurance. With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the Financial Statements which as of such date shall most recently have been furnished by the Borrower to the Lender for purposes of or in connection with this Agreement shall have been prepared in accordance with GAAP, shall be true and correct in all material respects, and shall fairly present the financial condition of the Borrower as of the dates thereof and results of operations for the periods covered thereby.

         Section 7.G. TITLE AND LIENS. The Borrower has good and marketable title to all of its property and assets, including all such property and assets listed on the most recent Financial Statements and the other Collateral (except as thereafter disposed of in accordance with and as permitted by the Security Agreement) and, except as set forth on SCHEDULE 7.G, the Collateral is not subject to any liens, claims, security interests, mortgages, pledges, charges or other encumbrance of any Person, except the Lender and holders of the Permitted Liens. The Borrower has obtained such waivers or consents from holders of Permitted Liens on certain Equipment as are necessary and are satisfactory to the Lender in order to grant to the Lender a second lien on such Equipment without violating, breaching or defaulting the security agreement or any terms of the Debt secured by the Permitted Lien on such Equipment.

         Section 7.H. EMPLOYEE PLANS. All of the Borrower's Employee Plans are listed on SCHEDULE 7.H hereto and are in material compliance with all provisions of ERISA and meet the minimum funding standards of Section 302 of ERISA where applicable. No withdrawal liability has been incurred under any such Employee Plans. No Prohibited Transaction or Reportable Event, as defined in ERISA, has occurred with respect to any such Employee Plans. No proceedings have been instituted to terminate or appoint a trustee to administer any such Employee Plans.

         Section 7.I. TAXES. Except as listed on SCHEDULE 7.I. hereto, the Borrower has filed all federal, state and local tax returns and reports required by Law, have paid all taxes, assessments, penalties, interest and any other governmental charges which are or were due and payable, have made adequate provision for the payment of all taxes, assessments, penalties, interest and other governmental charges which are accruing but are not yet due and payable, and have no knowledge and are not aware of any deficiency or additional assessment which may have or has arisen in connection of the foregoing.

         Section 7.J. COMPLIANCE WITH LAWS. To the best knowledge of the Borrower, the Borrower has complied in all material respects with all Laws applicable to it or to the conduct of its business, noncompliance with which could have a Materially Adverse Effect, and the Borrower has not received any notice of any kind from any Person claiming or alleging, directly or indirectly, a violation of any Law, noncompliance with which could have a Materially Adverse Effect.

         Section 7.K. CORPORATE STRUCTURE AND AFFILIATES. Borrower has no Subsidiaries and no Affiliates, except as identified on SCHEDULE 7.A hereto, which shall include the directors and shareholders of the Borrower. Borrower's authorized and outstanding capital stock is as set forth in SCHEDULE 7.A hereto.

         Section 7.L. CORPORATE NAMES. The Borrower has no assumed corporate names and is not doing business under any corporate name, other than as identified on SCHEDULE 7.A hereto.

         Section 7.M. SOLVENCY. The Borrower (i) is solvent and will not be rendered insolvent by the incurrence of the Obligations, by the execution of this Agreement, the Note, and any other Loan or other Loan Documents to which it is a party or signatory, or by any transactions contemplated hereunder or thereunder, (ii) is able to pay its debts as they come due and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they mature or come due, (iii) has capital sufficient to carry on its business and any business in which it intends or is about to engage, and (iv) owns property and assets having a value in excess of its liabilities and debts.

         Section 7.N. MARGIN REGULATIONS. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans made hereunder will be used to purchase or carry any Margin Stock, to reduce or retire any indebtedness originally incurred to purchase or carry any Margin Stock, to extend credit to others for the purpose of purchasing or carrying any such Margin Stock, or for any other purpose which might cause any of the Loans to be considered purpose credit within the meaning of Regulation G, T, U or X of the Board of Governors of the Federal Reserve Board.

         Section 7.O. INDEBTEDNESS TO AFFILIATES. Except as set forth on
SCHEDULE 7.O hereto, there are no outstanding loans from any Affiliate to the Borrower, or from the Borrower to any Affiliate.

         Section 7.P. ACTS OF GOD. Neither the business nor properties of the Borrower are presently affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or of political unrest, or potential expropriation, or other casualty (whether or not covered by insurance) which could have a Materially Adverse Effect.

         Section 7.Q. LABOR CONTROVERSIES; UNION CONTRACTS, ETC. There are no labor controversies pending or, to the knowledge of the Borrower, threatened against the Borrower, which if adversely determined could have a Materially Adverse Effect. There are no pending or, to the Borrower's knowledge, threatened or anticipated (i) employment discrimination charges or complaints against or involving the Borrower before any governmental Person, (ii) unfair labor practice charges or complaints, disputes or grievances or arbitration proceedings or controversies affecting the Borrower, (iii) union representation petitions respecting the employees of the Borrower, or (v) strikes, slowdowns, work stoppages, or lockouts or threats thereof affecting the Borrower. There are no collective bargaining agreements covering any of the employees of the Borrower. The Borrower has not breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any of its employees.

         Section 7.R. COLLATERAL, ETC. The Borrower does not own any real property, or leases any real property as lessee, or otherwise uses any real property in connection with its operations, except as set forth in SCHEDULE 7.R hereto, which contains a complete and accurate description, by owner/lessor and location (by street address) of all such owned, leased and/or used properties. With respect to each Leasehold:

                  (i) The Borrower has a valid and indefeasible leasehold interest in the Leasehold, or other rights to use the Leasehold, free and clear of all Liens except Permitted Liens; and

                  (ii) Each Lease is a valid and subsisting lease in full force and effect in accordance with the terms thereof, the Borrower is in possession of the Leasehold, and no material default by the Borrower exists under any Lease.

                  The Borrower is the record and/or beneficial owner of all presently existing Collateral, in each case free and clear of all Liens except Permitted Liens. The provisions of the Loan Documents are effective to create, in favor of the Lender, legal, valid and enforceable Liens in all right, title and interest of the Borrower in any and all of the Collateral described therein, securing the Obligations from time to time outstanding, and upon all filings and recordings being duly made in the locations referred to in the applicable Loan Documents or the taking of possession of the Collateral by the Lender in accordance with the provisions of such Loan Documents, each of such Loan Documents shall constitute, as of and after the Closing Date, a fully perfected first priority Lien in all right, title and interest of the Borrower in such Collateral superior in right to any Liens, existing or future, which the Borrower or any creditors thereof or purchasers (other than purchasers of inventory in the ordinary course of business and purchasers of assets the sale of which is permitted hereunder or under the applicable Loan Document) therefrom, or any other Person, may have against such Collateral or interests therein, except to the extent, if any, otherwise resulting from a Permitted Lien.

         Section 7.S. INTELLECTUAL PROPERTY. The Borrower has the legal right to all Intellectual Property Rights that are necessary for the conduct of its business. All Intellectual Property Rights (other than trade secrets, confidential research development and commercial information and know-how) of the Borrower are set forth on SCHEDULE 7.S hereto. With respect to all Intellectual Property Rights: (i) the Borrower is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to thereof; (ii) the Borrower has no knowledge of the existence of any Intellectual Property Rights held by any other Person that would preclude the Borrower from using its Intellectual Property Rights in the conduct of its business; (iii) no claim has been made, and the Borrower has no knowledge of any claim that is likely to be made, that the use by the Borrower of any of its Intellectual Property Rights does or may violate the rights of any Person; and (iv) each Intellectual Property Right of the Borrower has not been adjudged invalid or unenforceable and is valid and enforceable, and there are no prior or other uses thereof which to the Borrower's best knowledge could lead to any such Intellectual Property Right becoming invalid or unenforceable.

         Section 7.T. SURETY OBLIGATIONS; FINANCIAL ASSURANCES. The Borrower is not obligated as surety or indemnitor under any surety or similar bond or other contract, or issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person. The Borrower has not posted or placed any Financial Assurance except as indicated in
SCHEDULE 7.T hereto.

         Section 7.U. BUSINESS RELATIONS. There exists no actual or threatened termination, cancellation, or adverse limitation of, or any adverse modification or change in, the contractual and/or business relationship between the Borrower and any owner/lessor of any facility utilized in the Borrower's business, municipality, customer and/or supplier, and there exists no present condition or state of facts or circumstances in such relations, which in each case would have a Materially Adverse Effect.

         Section 7.V. ACCURACY OF INFORMATION. All factual information heretofore, or contemporaneously furnished by or on behalf of the Borrower in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender will be, true and accurate in every material respect on the date as of which such information is dated, or certified, and to the best knowledge of Borrower such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading. To the best knowledge of the Borrower there is no fact which has a Materially Adverse Effect or in the future may (so far as the Borrower may now foresee), have a Materially Adverse Effect, which has not been set forth herein or in written materials, certificates or statements furnished to the Lender prior to the date hereof.

         Section 7.W. YEAR 2000. The Borrower has reviewed the areas within its businesses and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Borrower may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and have made related appropriate inquiry of material suppliers, vendors and customers. Based on such review and program, the Borrower believes that the "Year 2000 Problem" will not have a Materially Adverse Effect. From time to time, at the request of the Lender, the Borrower shall provide to the Lender such updated information or documentation as is requested regarding the status of its efforts to address the Year 2000 Problems.

         Section 7.X. HAZARDOUS MATERIALS. Borrower has not caused or permitted any Hazardous Material to be disposed of or incorporated into, either on or under real property legally or beneficially owned or operated by Borrower, and no such real property has ever been used as a dump site or long-term storage site for any Hazardous Materials which would be reasonably likely to (a) give rise to present or future legal liability, and (b) have a material adverse effect on the business or financial condition of Borrower. The failure, if any, of Borrower in connection with the operation of their business, to obtain or be in compliance with any permit, certificate, license, approval and other authorization, or to file any notification or report relating to chemical substances, air emissions, effluent discharges and Hazardous Material storage, treatment, transport and disposal has not had, nor will it have, a Materially Adverse Effect, and no facts or circumstances exist which could give rise to liabilities with respect to Hazardous Materials on the business or financial condition of Borrower which would be reasonably likely to have a Materially Adverse Effect.

         "Hazardous Materials" means and includes (a) any friable asbestos (or asbestos which becomes friable), PCBs or dioxins or insulation or other material composed of or containing friable asbestos (or asbestos which becomes friable), PCBs or dioxins and (b) any petroleum or any fraction thereof and any hazardous or toxic waster, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, any applicable so-called "superfund" or "superlien" law, or any other applicable law regulating or pertaining to any such waste, substance or material, as now or at any time hereafter in effect.

SECTION 8. COVENANTS.

         The Borrower hereby covenants and agrees with the Lender that, until the Obligations have been satisfied and discharged in full, the Borrower will comply and/or cause compliance with the following covenants, unless the Lender shall give its prior written consent to the contrary:

         Section 8.A. AFFIRMATIVE COVENANTS.

         8.A.1. FINANCIAL COVENANTS. The Borrower shall maintain compliance with the following financial covenants during the periods indicated below:

         (a) TANGIBLE NET WORTH. The Borrower's Tangible Net Worth shall not at any time be less than $1,000,000.

         (b) LEVERAGE. The Borrower's Leverage Ratio shall not at any time exceed 0.45 :1.00.

         8.A.2. FINANCIAL INFORMATION AND REPORTING. The Borrower shall keep and cause to be kept proper books and records in which full and true entries will be made, in accordance with

GAAP, of all dealings or transactions relating to its business and affairs, and the Borrower shall cause to be furnished to the Lender:

                  (i) As soon as practicable and, in any event, within fifty
         (50) days after the end of each quarter of each Fiscal Year, all of the Borrower's statements of income and retained earnings and of cash flows through the quarter then ended and a balance sheet of the Borrower as of the end of such quarter, all in reasonable detail and certified by Borrower's president or chief financial officer as fairly presenting the financial condition and operations of the Borrower as of and for the period then ending and being accurate in all material respects and having been prepared in accordance with GAAP;

                  (ii) As soon as practicable and, in any event, within one hundred twenty (120) days after the end of each Fiscal Year, all of the Borrower's audited and unaudited statements of income and retained earnings and of cash flows through the Fiscal Year then ended and a balance sheet of the Borrower as of the end of such Fiscal Year, in each case with comparable information at the close of and for the prior Fiscal Year, all in reasonable detail, containing no qualifications unacceptable to the Lender and audited by an independent certified public accountant selected by the Borrower and acceptable to the Lender and prepared in accordance with GAAP;

                  (iii) Together with the Financial Statements for each quarter of each Fiscal Year, (a) a certificate executed by the chief financial officer of Borrower in the form of EXHIBIT C hereto certifying to the Lender that the Borrower is in compliance with each of the financial covenants set forth in Section 8.A.1 hereof and setting forth in detail satisfactory to the Lender the calculations and computations showing such compliance, and (b) a certificate executed by the president or chief financial officer of Borrower stating whether any Default or Event of Default currently exists and is continuing and what action, if any, the Borrower is taking or proposes to take with respect thereto;

                  (iv) A Borrowing Base Certificate on and as of the date hereof, on and as of the date of any borrowing of a Loan, and within forty-five (45) days after the end of each month certified as of the last day of such month;

                  (v) When and as so furnished, such other financial information concerning the Borrower, its business, financial condition or assets as may be furnished to the holders of the Borrower's common or preferred stock (including all financial statements, reports and proxy statements), or as the Lender may reasonably request from time to time; and, promptly upon the filing thereof, all registration statements and annual, quarterly, monthly or other regular reports which the Borrower files with the SEC;

                  (vi) When requested by Lender, but in no event less than annually, permit a third party acceptable to Lender to conduct an audit of account receivables;

                  (vii) Promptly upon discovery thereof, notice of any action, suit, arbitration, investigation, administrative or other proceeding instituted, commenced or threatened against or affecting the Borrower which may reasonably be expected to cause the Borrower to incur or be liable for claims, damages and/or costs of any kind (including, without limitation, attorneys' fees, expert witness fees and court, judgment, settlement and compliance or remedial costs), aggregating in excess of $100,000;

                  (viii) Promptly upon the Borrower's becoming aware thereof, notice of any proposed Laws, or amendments thereto, which would regulate, restrict or prohibit the Borrower in such a way as might have a Materially Adverse Effect;

                  (ix) Notice of the occurrence or existence of any Default or Event of Default immediately upon the Borrower's becoming aware thereof; and promptly upon discovery thereof, notice of any development, financial or otherwise, which might have a Materially Adverse Effect;

                  (x) Upon request of the Lender from time to time, any information concerning the Borrower's compliance with any and all Laws;

                  (xi) Promptly upon the Borrower becoming aware thereof, notice of any claim of violation of any Law, and notice of any violation or breach by the Borrower of the terms of, or any revocation or suspension or threatened revocation or suspension of, any license or permit of the Borrower;

                  (xii) Notice of the cancellation or expiration of any bond, letter of credit or similar instrument issued as Financial Assurance and the terms of any replacement or renewal bond, letter of credit or similar instrument if not issued by the Lender;

                  (xiii) Within forty-five (45) days after the end of each six-month period, regardless of whether any New Subsidiary has been acquired during such period, a New Subsidiary Certificate substantially in the form of EXHIBIT D hereto;

                  (xiv) Within sixty (60) days of the end of each Fiscal Year, updated annual budgets, financial projections (rolling three years) and business plans for the ensuing Fiscal Year; and

                  (xv) Within thirty (30) days after the end of each month, a receivables aging report as at the end of such month.

         8.A.3. CORPORATE EXISTENCE AND CONDUCT OF BUSINESS. The Borrower will maintain and preserve its corporate existence, good standing, certificates of authority, licenses, permits, franchises, patents, trademarks, trade names, service marks, copyrights, leases and all other contracts and rights necessary or desirable to continue its operations and business on a profitable basis and will generally continue the same line of business as that being presently conducted.

         8.A.4. TAXES AND LAWS. The Borrower will pay when due, all taxes, assessments, charges and levies imposed on the Borrower or any of its property or assets or which it is required to withhold and pay out and will comply in all material respects with all applicable present and future Laws applicable to the Borrower or any of its property or assets, unless the Borrower is contesting in good faith, by an appropriate proceeding, the validity, amount, imposition or applicability of the above while maintaining reserves therefor which are appropriate and adequate as determined in accordance with GAAP, and such contest does not have or cause a Materially Adverse Effect.

         8.A.5. INSPECTION. Upon the Lender's request, the Borrower will allow the Lender, and any of its officers, employees or agents, to visit, during normal business hours, for inspection and review, the Borrower's premises and will make available and furnish to the Lender the Borrower's books and records and such financial information concerning the Borrower's property or assets, business, affairs, operations or financial condition as reasonably requested by the Lender.

         8.A.6. LENDER COSTS. The Borrower shall pay upon demand, all reasonable out-of-pocket fees, costs and expenses (including those of outside counsel, auditors, appraisers, accountants, insurance and environmental advisors, title companies, surveyors, and other consultants and agents) incurred or paid by the Lender in connection with the preparation, negotiation, documentation, administration (including periodic field and collateral audits and site visits), amendment, modification, waiver, interpretation, collection or enforcement of this Agreement, the Note, or any other Loan Documents and the credit and security therefor. In addition, the Borrower shall pay upon demand all such costs and expenses of the Lender in connection with any Default or Event of Default by the Borrower hereunder, or in connection with the collection or enforcement of any of the terms hereof or of the other Loan Documents and the credit and security therefor, or any "work-out," refinancing or restructuring of the credit arrangement set forth herein. Any attorneys' fees due hereunder are to be calculated at the attorneys' customary hourly rates, and not as a percentage of the indebtedness or of the amount recovered. The Borrower agrees to indemnify the Lender, its successors and assigns, and its respective officers, directors and employees, from and hold each of them harmless against
(i) any transfer taxes, documentary taxes and any other taxes, penalties, assessments or charges made by any governmental authority by reason of the execution, delivery and performance of the Loan Documents and any security therefor, and (ii) any and all losses, claims, damages, liabilities and expenses, including all expenses of litigation or preparation therefor, which any of them may incur or which may be asserted against any of them in connection with or arising out of the direct or indirect application of the proceeds of Loans. The obligations under this Section 8.A.6 shall survive repayment of the Loans and the assignment of any rights hereunder.

         8.A.7. EMPLOYEE PLANS. The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without material liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA, including the minimum funding standards of Section 302 of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Lender immediately upon receipt of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; and (v) promptly advise the Lender of the occurrence of any Reportable Event or Prohibited Transaction, as defined in ERISA, with respect to any such Employee Plans.

         8.A.8. USE OF PROCEEDS OF LOANS. The Borrower shall use the proceeds of the Loans for working capital purposes.

         8.A.9. FINANCIAL ASSURANCE. The Borrower shall timely comply or cause compliance with the requirements of any Act or any other Law concerning Financial Assurance. If any funds are drawn on any Financial Assurance at any time, the Borrower shall promptly notify the Lender in writing of the amount of and the reason for the draw. The Borrower shall not maintain more in Financial Assurance than is required pursuant to any Act or any Law at any time. At the earliest available opportunity under any Act or other Law, the Borrower shall request that the amount of Financial Assurance be reduced if and as permitted under the Act, or such other Law.

         8.A.10. OPERATING AND INVESTMENT ACCOUNT(S). The Borrower shall maintain its principal investment accounts with the Lender. If the average amount of demand deposit balances on deposit in the Borrower's investment accounts over any calendar quarter is not sufficient to cover the costs of non-credit services provided by the Lender in servicing such accounts (as determined and priced in accordance with the Lender's standard rate schedule of non-credit bank services as then in effect), the Borrower shall pay to the Lender, on demand, a deficient balances fee on the amount of the deficiency based on the Lender's earnings credit rate then in effect in accordance with the Lender's standard practice.

         8.A.11. [Intentionally Omitted].

         8.A.12. COMPLIANCE WITH LAWS. Borrower shall comply or cause compliance with all applicable building codes, zoning ordinances, environmental protection, health and safety laws and regulations and other laws and regulations governing it.

         8.A.13. COLLATERAL AGREEMENTS; NEW SUBSIDIARIES AND FUTURE ACQUISITIONS. The Borrower shall, with reasonable promptness and diligence (i) pledge or cause to be pledged to the Lender, through execution of the Addendum attached to the Stock Pledge and Security Agreement and delivery of the stock certificates and other matters referred to therein, 100% of the stock (or other ownership interest) of any Person (a "NEW SUBSIDIARY") hereafter acquired/formed by the Borrower; and (ii) cause each said party listed in (i) above to execute an agreement of joinder and assumption (a "JOINDER AGREEMENT(S)") in the form of EXHIBIT E hereto pursuant to which it will become a Borrower under this Agreement and the Note and a Debtor under the Security Agreement and a party to other relevant Loan Documents, and to execute such other documents and take such other action as may be necessary or appropriate to grant to the Lender a first priority perfected security interest in the Collateral covered by such Loan Documents. In addition, any such New Subsidiary shall deliver to the Lender: an executed Officer's Certificate substantially in the form attached as EXHIBIT F hereto; organizational documents as specified in Section 6.A.9 and 6.A.10; an executed secretary's certificate as described in Section 6.A.11; executed financing statements for each state in which Collateral owned by a New Subsidiary is located; and such other documents, instruments or agreements as the Lender may reasonably request. In addition, if the Borrower hereafter acquires or leases any real property the Borrower shall, prior to or contemporaneously therewith, furnish to the Lender all documentation of the type reasonably requested by the Lender to acquire a security interest in reference to the Leaseholds or the owned properties involved.

         8.A.14. INTEREST RATE CONTRACTS. The Borrower shall execute all documents and take such other action as may be necessary and appropriate to include all of its obligations to the Lender under any Interest Rate Contract as obligations which are secured by the Collateral. Nothing herein shall obligate the Agent or Borrower to enter into any Interest Rate Contract.

         8.A.15. [Intentionally Deleted.]

         8.A.16. MAINTENANCE OF INSURANCE. The Borrower shall maintain insurance with financially sound and respectable insurance companies or associations in such companies or associations in such amounts and covering such casualties and risks as are customary in accordance with prudent business practice in the case of companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof. The Borrower will, upon request, furnish to the Lender at reasonable intervals a certificate of an Authorized Officer setting forth the nature and extent of all insurance maintained by the Borrower. The Borrower shall retain all incidents of ownership of the insurance maintained pursuant hereto and shall not borrow upon or otherwise impair its rights to receive the proceeds of such insurance.

         8.A.17. USE OF PROCEEDS OF INITIAL PUBLIC OFFERING OR PRIVATE PLACEMENT. The Borrower shall apply the proceeds from any initial public offering or private placement of the capital stock or debt of Borrower or its successors (to the extent such private placement exceeds $20,000,000) to the payment of any outstanding amounts owed under the Loan Documents.

         Section 8.B. NEGATIVE COVENANTS.

         8.B.1. LIENS. The Borrower shall not create, grant, pledge, permit or suffer to exist, any Lien upon any of the Collateral or any other property or assets of the Borrower, except Permitted Liens.

         8.B.2. DEBT.

         The Borrower shall not, directly or indirectly, create, assume, incur, suffer to exist, guarantee, become or be liable for or with respect to any manner of obligations, liabilities, indebtedness or other Debt whatsoever to any Person, except with respect to: (i) the Obligations hereunder; (ii) unsecured Subordinated Debt; (iii) existing Debt indicated on SCHEDULE 8.B.2 hereto (to the extent such existing Debt is repaid, additional Debt may not be incurred);
(iv) current liabilities and accounts payable arising or accruing in the ordinary course of business (other than a guaranty or indebtedness for borrowed money, an extension of credit or deferred purchase price of property not otherwise permitted hereunder); (v) contingent Debt for any draws at any time made on outstanding instruments as Financial Assurance; (vi) contingent Debt with respect to any Interest Rate Contracts with the Lender; (vii) Debt assumed or incurred in or in connection with any merger or acquisition permitted under Section 8.B.3; and (viii) purchase money Debt incurred in connection with liens described in clause (vii) of the definition of Permitted Liens, PROVIDED, HOWEVER, that such purchase money Debt shall not exceed $50,000 in the aggregate during any one Fiscal Year (it being understood that the amount of any such Debt permitted to be incurred during any one Fiscal Year, but not so incurred, shall not carry over to subsequent Fiscal Years).

         8.B.3. FISCAL YEAR, NAME CHANGES, MERGERS AND ACQUISITIONS. The Borrower shall not (i) change its Fiscal Year or its corporate name or without prior written notice to Lender and only after all necessary or desirable Financing Statements have been duly and properly filed and recorded maintaining Lender's first priority perfected liens and security interests on and in the Collateral, adopt an assumed corporate name, (ii) consolidate or merge with any Person, (iii) acquire any stock in, or acquire all or substantially all of the assets or properties of, or make any investment in, any Person, except that the existing investments listed on SCHEDULE 8.B.3 are permitted hereunder, or (iv) create any Subsidiaries.

         8.B.4. REDEMPTIONS, DIVIDENDS AND PAYMENTS UNDER SUBORDINATED DEBT. The Borrower shall not declare or make any Restricted Payments.

         8.B.5. TRANSACTIONS WITH AFFILIATES. Except as set forth in SCHEDULE 8.B.5, the Borrower shall not enter into any transaction with its Affiliates or any of its or its Affiliates' shareholders, directors, officers or employees, except in the ordinary course of business and upon fair and reasonable terms which are no less favorable to said Borrower than those that would be available at the time of such transaction in a comparable arm's length transaction with a Person not an Affiliate. The Borrower shall not pay any management fee to any Affiliate other than Borrower.

         8.B.6. CAPITAL STRUCTURE. The Borrower shall not have outstanding or issue any shares of preferred stock. The Borrower shall not make any changes in its capital structure (including the terms of its outstanding stock), amend its articles of incorporation, certificate of designation, or bylaws, or make any changes in any of its business objectives, purposes or operations if such change has a reasonable likelihood of having a Materially Adverse Effect. The Borrower shall not be permitted to issue any stock.

         8.B.7. CHANGE IN NATURE OF BUSINESS. The Borrower shall not engage in any business unrelated to, or make any material change in the nature of, its business as carried on at the date hereof.

         8.B.8. TRANSFER OF ASSETS. The Borrower shall not sell, assign, transfer, lease or otherwise dispose any of its property or assets, except as may be permitted under the Security Agreement or other Loan Documents. Provided in any event that the following are permitted: (i) sales of inventory in the ordinary course of business; (ii) sales of worn out or obsolete tools, machinery or equipment no longer used or useful in the operation of business for fair value, so long as the proceeds of any such sale does not exceed $50,000; (iii) sales of other assets for cash and for fair value in an aggregate amount not to exceed $25,000 in any Fiscal Year, provided that the Net Cash Proceeds resulting therefrom is applied in prepayment of the Loans in the order set forth in Section 3.F(c) hereof.

         8.B.9. PREPAYMENT OR MODIFICATION OF DEBT. The Borrower will not (i) prepay any Subordinated Debt or any Funded Debt owing to, or any indebtedness for money borrowed by the Borrower from a Person other than the Lender, or any Debt secured by any of its assets, except Debt to the Lender or to any holder of Permitted Liens, and except for prepayment of Debt secured by an asset if a replacement asset of equal or greater value is purchased in connection therewith, or (ii) enter into or modify any agreement as a result of which the terms of payment of any of the foregoing Debt are amended or modified, except Subordinated Debt so long as such amendment or modification does not, and will not result in any, increase in the amount of, interest rate on, or collateral for, or any earlier payment or maturity of, the Subordinated Debt, or conflict with or breach the terms of this Agreement or any Loan Documents hereunder or the applicable subordination agreement with the Lender therefor.

         8.B.10. FALSE STATEMENTS. The Borrower will not furnish the Lender any certificate or other document that knowingly contains any untrue statement of material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

         8.B.11. INCONSISTENT OR RESTRICTIVE AGREEMENTS. The Borrower shall not enter into any agreement which would violate or cause a breach of or under this Agreement or any Loan Documents or the performance by the Borrower of any obligation hereunder or thereunder or which prohibits or would prohibit the creation, incurrence or assumption of any Lien upon the Borrower's property or assets, whether now owned or hereafter acquired.

         8.B.12. INVESTMENTS. The Borrower shall not make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person, except for Permitted Investments.

SECTION 9. EVENTS OF DEFAULT.

         The following events shall constitute and be deemed Events of Default hereunder:

         Section 9.A. OBLIGATIONS. Failure by the Borrower (i) to make any payment of principal on any Loan or Note on the date such payment Obligation is due, or (ii) to make any payment of interest on any Loan or Note or any payment of any fee due hereunder within 3 Business Days after such payment Obligation is due.

         Section 9.B. BREACH OR DEFAULT UNDER LOAN DOCUMENTS. (i) failure or neglect of the Borrower to perform, keep or observe any of the covenants at Sections 8.A.1, 8.A.2, 8.A.7, 8.A.8, 8.A.10, 8.A.17 or 8.B hereof; or (ii)
failure or neglect of the Borrower to perform, keep or observe any of its respective other covenants, conditions, promises or agreements contained herein or in any other Loan Document to which it is a party or signatory and the Borrower fails to cure the foregoing within thirty (30) days after notice from the Lender to the Borrower thereof; or (iii) an Event of Default occurs under any other Loan Document; or (iv) at any time any notice is given by the Borrower of the discontinuance, invalidity or unenforceability of or the Borrower's obligations thereunder.

         Section 9.C. REPRESENTATION AND WARRANTIES. Any warranty or representation now or hereafter made by the Borrower hereunder or under any Loan Document, is untrue or incorrect in any material respect or fails to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances in which it was made, or any schedule, certificate, statement, report, financial data, notice or writing furnished to the Lender at any time by the Borrower is untrue or incorrect in any material respect or fails to state a material fact needed to make the foregoing not misleading in light of the circumstances in which the foregoing were furnished, in each case on the date as of which the facts set forth therein are stated or certified and the Borrower fails to cure any of the foregoing within thirty (30) days after the Borrower should have become aware of the same.

         Section 9.D. JUDGMENTS. A final and non-appealable judgment or order, or an aggregate of final and non-appealable outstanding judgments or orders, requiring payment in excess of $100,000, either not fully covered by insurance or the insurance for which is disputed or contested, shall have been entered against the Borrower, and such judgments or order(s) shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution thereof.

         Section 9.E. INSOLVENCY AND RELATED PROCEEDINGS. If the Borrower (i) if a natural Person, dies or, if not a natural Person, is dissolved; (ii) authorizes or makes an assignment for the benefit of creditors; (iii) generally shall not pay its debts as they become due; (iv) shall admit in writing its inability to pay its debts generally; or (v) shall authorize or commence (whether by the entry of an order for relief or the appointment of a receiver, trustee, examiner, custodian or other similar official therefor or for any substantial part of its property) any proceeding or voluntary case under any bankruptcy, reorganization, insolvency, dissolution, liquidation, adjustment or arrangement of debt, receivership or similar Laws or if such proceedings are commenced or instituted, or an order for relief or approving any petition commencing such proceedings is entered against the Borrower and such party, by any action or failure to act, authorize, approve, acquiesce, or consent to the commencement or institution of such proceedings, or such proceedings are not dismissed within sixty (60) days after the date of filing, commencement or institution.

         Section 9.F. OTHER MATERIAL AGREEMENTS. If the Borrower defaults or a default or an event of default occurs under or in the performance of its obligations under (i) any other agreement with the Lender, or (ii) under any other material (exceeding $100,000) agreement, document or instruments for borrowed money, and such default, breach, or event of default continues beyond any applicable grace period thereunder and the effect of which shall be to allow the holder of such agreement, document or instrument to terminate the foregoing, or the Person to whom such obligation is owed to cause such obligation to become due prior to its stated maturity or otherwise accelerated, or (iii) under any other material agreement, document or instrument (not for borrowed money), and such default, breach, or event of default continues beyond any applicable grace period thereunder and the effect of which shall be to allow the holder of such agreement, document or instrument to terminate the foregoing or to accelerate obligations exceeding $100,000 owed to it thereunder.

         Section 9.G. STATE ACTION. If any proceeding is instituted or commenced by the State or country of incorporation of the Borrower, seeking a forfeiture of the [Certificate] of Incorporation of the Borrower and any order entered in such proceeding shall fail to be vacated within thirty (30) days.

         Section 9.H. ERISA MATTERS. If any of the following events shall have occurred with respect to any Employee Plan and the resultant or potential liability of the Borrower therefor exceeds $100,000: (i) a Reportable Event or Prohibited Transaction, as such terms are defined in ERISA, shall have occurred;
(ii) a trustee is appointed by any governmental body or agency or any court to administer any Employee Plan; (iii) any Employee Plan is involuntarily terminated, or circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation to institute proceedings to terminate any Employee Plan; or (iv) any withdrawal liability is incurred in connection with any termination of an Employee Plan.

         Section 9.I. TAX LIENS. If a notice of lien, levy or assessment is filed or recorded with respect to all or a material part of the assets or the Collateral owned by the Borrower by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, or any taxes or debts owing at any time or times hereafter to any one or more of the foregoing become a lien upon a material part of the Collateral, unless such notice or lien is a Permitted Lien or is removed within ninety (90) days after filing or recording of such notice or becoming such lien.

         Section 9.J. FAILURE OF LIEN. If any Loan Document shall at any time after its execution and delivery and for any reason (other than as a result of any action or inaction by the Lender) cease (i) to create a valid and perfected first priority Lien (except for Permitted Liens) in and to the Collateral covered thereby; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested or the Borrower shall deny it has any further liability or obligation under any Loan Document, or the Borrower shall fail to perform any of its obligations under any Loan Document beyond any applicable grace period.

         Section 9.K. [Intentionally Omitted].

         Section 9.L. ENVIRONMENTAL OR OTHER REMEDIATION COSTS. If the Borrower or Affiliate becomes aware of, any environmental contamination or similar site deficiency which may reasonably be expected to cause the Borrower or Affiliate to incur or be liable for costs of any kind aggregating in excess of a cost of $100,000.

         Section 9.M. OPERATING PERMITS AND LICENSES. If the Borrower fails to maintain any permits or licenses which are necessary and required for the ownership, use, occupancy or operation of its business, if such deficiency would have a Materially Adverse Effect and is not cured within 30 days.

         Section 9.N. MATERIAL ADVERSE CHANGE. If since June 30, 1999, there shall have occurred any condition or event which the Lender determines has or might be reasonably expected to have a Materially Adverse Effect.

         Section 9.0. CHANGE IN CONTROL. If a Change in Control shall occur. "CHANGE IN CONTROL" means (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of Borrower to any Person or Group, as defined in Rule 13d-5 under the Exchange Act ("Group"), other than an Affiliate of Borrower, (ii) the merger or consolidation of Borrower with or into another entity with the effect that the then existing shareholders of Borrower, collectively, hold less than 50.1% of the combined voting power of the then outstanding securities of the surviving entity of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors, (iii) during any two-year period, the replacement of a majority of the Board of Directors of Borrower from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Borrower then still in office who were either members of the Board of Directors at the beginning of such period or whose election as a member of the Board of Directors was previously so approved, (iv) a Person or Group (other than existing shareholders of Borrower, and/or any executive officer of Borrower or its Subsidiaries, or its successors) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Borrower representing 50% or more of the combined voting power of the then outstanding securities of Borrower ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors or shall have acquired the right to designate a majority of the Board of Directors of Borrower, (v) any Person or Group (other than existing shareholders of Borrower, or its executive officers) shall acquire the right, by contract or otherwise, to elect, appoint or otherwise designate a majority of the Board of Directors of Borrower, whether or not such right is exercised, or (vi) the occurrence of any event specified in
Section 9.E. with respect to Borrower or any of its Subsidiaries.

SECTION 10. RIGHTS AND REMEDIES.

         Section 10.A. TERMINATION OF COMMITMENT AND ACCELERATION. Upon the happening or occurrence of an Event of Default described in Section 9.E. above, the Lender's Commitments shall immediately terminate, and upon the happening or occurrence of any other Event of Default set forth in Section 9, such Event of Default not having been previously cured or waived in writing by the Lender, the Lender may declare the Commitments terminated, if they have not yet been terminated. Following the termination of the Commitments, the Lender may accelerate the Obligations by declaring that the Obligations are then due and payable and, thereupon, the Note shall be and become forthwith, due and payable without any presentment, demand, protest, notice of any of the foregoing or other notice of any kind, all of which are hereby expressly waived notwithstanding anything contained herein or in the Note to the contrary, and the Lender shall have all rights and remedies now or hereafter provided by applicable Laws and without limiting the generality of the foregoing may, at its option, also appropriate and apply toward the payment of the Note, any indebtedness of the Lender to the Borrower, howsoever created or arising, and may also exercise any and all rights and remedies hereunder, under the Loan Documents or in and to the Collateral referred to in the Security Agreement and Stock Pledge Agreement.

         Section 10.B. RIGHTS OF SECURED CREDITOR. Lender shall have, in addition to the rights and remedies given to it under this Agreement, the Note and the other Loan Documents, all of the rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction in which any of the Collateral may be located and all rights and remedies allowed by all applicable Laws, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by said Laws. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by Lender after an Event of Default may be for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by Law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Obligations then owing. Any sale of the Collateral may be adjourned from time to time with or without notice. Lender may, in its sole discretion, cause any Collateral to remain on the Borrower's premises, at the Borrower's expense, pending sale or other disposition of such Collateral. Lender shall have the right to conduct such sales on the Borrower's premises, at Borrower's expense, or elsewhere on such occasion or occasions as Lender may see fit.

         Section 10.C. ENTRY UPON PREMISES AND ACCESS TO INFORMATION. If an Event of Default then exists, without notice, demand or legal process of any kind, Lender may take possession of any or all of the Collateral, wherever it might be found and for that purpose, Lender shall have the right, without breaching the peace, to enter upon the premises of the Borrower where the Collateral is located (or is believed to be located) without any obligation to pay rent to the Borrower, or any other place or places under the control of the Borrower where the Collateral is believed to be located and kept, and remove the Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order to effectively collect or liquidate the Collateral, and/or Lender may require the Borrower to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender. If an Event of Default then exists, Lender shall have the right to obtain access to the Borrower's data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Lender deems appropriate which is related to the preservation or disposition of the Collateral or to the collection of the Obligations.

         Section 10.D. SALE OR OTHER DISPOSITION OF COLLATERAL BY LENDER. Any notice required to be given by Lender of a sale, lease or other disposition or other intended action by Lender with respect to any of the Collateral which is deposited in the United States mails, postage prepaid and duly addressed to Borrower at the address specified in Section 11.I, at least ten (10) Business Days prior to such proposed action, shall constitute fair and reasonable notice to Borrower of any such action. The net proceeds realized by the Lender upon any such sale or other disposition, after deduction for the reasonable expenses of retaking, holding, preparing for sale, selling or the like and the reasonable attorneys' fees and legal expenses incurred by Lender in connection therewith, shall be applied as provided herein toward satisfaction of the Obligations. The Lender shall account to Borrower for any surplus realized upon any such sale or other disposition, and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Lender's Lien on the Collateral until the Obligations are fully paid. Borrower agrees that Lender has no obligation to preserve rights to the Collateral against any other parties. To the extent Borrower has the power, without violating the terms of any agreement existing as of the Closing Date, to grant such a license, Lender is hereby granted a license or other right to use, without charge, the Borrower's labels, patents, production certificates, type certificates, supplemental certificates, copyrights, rights of use of any name, trade secrets, trade names, tradestyles, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral.

         Section 10.E. COLLECTION OF RECEIVABLES. After an Event of Default occurs and is continuing, Lender is authorized and empowered (which authorization and power, being coupled with an interest, is irrevocable until the last to occur of termination of this Agreement and payment and performance in full of all of the Obligations) in its sole and absolute discretion:

                  (i) To endorse in the Borrower's name and to collect any chattel paper, checks, notes, drafts, instruments or other items of payment tendered to or received by Lender in payment of any receivable included in the Collateral;

                  (ii) To notify, either in Lender's name or the Borrower's name, and/or to require the Borrower to notify, any account debtor or any other Person obligated under or in respect of any receivable included in the Collateral, of the fact of Lender's Lien thereon and of the collateral assignment thereof to Lender;

                  (iii) To direct, either in Lender's name or the Borrower's name, and/or to require the Borrower to direct, any account debtor or other Person obligated under or in respect of any receivable to make payment directly to Lender of any amounts due or to become due thereunder or with respect thereto; and

                  (iv) To demand, collect, surrender, release or exchange all or part of any receivable or any amounts due thereunder or with respect thereto, or compromise or extend or renew for any period (whether or not longer than the initial period) any and all sums which are now or may hereafter become due or owing upon or with respect to any receivable included in the Collateral, or enforce, by suit or otherwise, payment or performance of any receivable either in Lender's own name or in the name of the Borrower.

Under no circumstances shall Lender be under any duty to act in regard to any of the foregoing matters. The costs relating to any of the foregoing matters, including reasonable attorneys' fees and out-of-pocket expenses, shall be borne solely by Borrower whether the same are incurred by Lender or Borrower.

         Section 10.F. RESCISSION. If at any time after acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by laws, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest of the Loans due and payable solely by virtue or acceleration) shall be remedied or waived pursuant to this Agreement, then by written notice to Borrower, the Lender may elect, in its sole discretion, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence do not give Borrower the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

         Section 10.G. APPLICATION OF PAYMENTS. All monies received by the Lender from the exercise of any rights or remedies shall, unless otherwise required by applicable Law, be applied as follows:

         A. First, to the payment of all reasonable expenses (to the extent not paid by Borrower) actually incurred by the Lender in connection with the exercise of such rights or remedies, including all out-of-pocket costs and expenses of collection, reasonable attorneys' fees and court costs, all costs incurred by the Lender directly or indirectly in carrying out the terms, covenants and agreements contained in any Loan Document, together with interest thereon as provided therein, and all other costs and expenses described in
Section 8.A.6;

         B. Next, to the payment of any outstanding fees due hereunder;

         C. Next, to the payment of interest then accrued and unpaid on the Note;

         D. Next, to the payment of principal then owing on the Note;

         E. Next, to all of the other Obligations;

         F. Surplus, if any, unless a court of competent jurisdiction decrees otherwise, to the holder(s) of any junior liens as may be required by the provision of any applicable agreement governing Subordinated Debt and to the Borrower, as appropriate.

SECTION 11. MISCELLANEOUS.

         Section 11.A. ASSIGNMENTS AND PARTICIPATIONS. Lender, without the consent of the Borrower, may assign or sell participation, to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its Commitments and the Loans owing to it.

         Section 11.B. WITHHOLDING TAXES. Except as otherwise required by Law, each payment by the Borrower under this Agreement or the Note shall be made without setoff or counterclaim and without withholding for or on account of any present or future taxes imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment hereunder, or (in each case) any political subdivision or taxing authority thereof or therein (excluding any such tax imposed on the overall net income of Lender). If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which Lender would have received had such withholding not been made. If the Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Lender for that payment on demand in the currency in which such payment was made. If a Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender on or before the thirtieth day after payment.

         Section 11.C. AMENDMENT AND WAIVERS. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of Lender and Borrower. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any further notice or demand in similar or other circumstances.

         Section 11.D. MERGER AND INTEGRATION CLAUSE. This Agreement and the Loan Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof and specifically supersedes in its entirety the proposal letter of the Lender to Borrower dated October 12, 1999, and any prior drafts thereof or proposals or letters from the Lender with respect to the terms of credit facility hereunder or any other matter which is the subject matter of this Agreement or any of the Loan Documents.

         Section 11.E. APPLICABLE LAW. This Agreement, the Note and the other Loan Documents have been executed, issued, delivered and accepted in and shall be deemed to have been made under and shall be governed by and construed in accordance with the Laws of the State of Illinois.

         Section 11.F. SEVERABILITY. This Agreement, the Note and the other Loan Documents shall be construed and interpreted in such manner as to be effective, enforceable and valid under all applicable Laws. If any provision of this Agreement, the Note or the other Loan Documents shall be held invalid, prohibited or unenforceable under any applicable Laws of any applicable jurisdiction, such invalidity, prohibition or unenforceability shall be limited to such provision and shall not affect or invalidate the other provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction, and to that extent, the provisions hereof and thereof are severable.

         Section 11.G. SECTION HEADINGS. Section headings used in this Agreement are for convenience only and shall not effect the construction or interpretation of this Agreement.

         Section 11.H. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrower, and their respective successors and assigns; provided, however, that the Borrower has no right to assign any of its rights or its obligations hereunder without the prior written consent of Lender.

         Section 11.I. NOTICES. Any notices, requests or consents required or permitted by this Agreement shall be (i) in writing, and (ii) delivered in person, telexed, telecopied or sent by certified or registered mail, postage prepaid, return receipt requested, or by overnight mail or express delivery service to the addresses of the parties hereto set forth below, unless such address, telex number or telecopier number is changed by written notice hereunder. Each such notice, request, consent or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified on the signature page hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by telex, when such telex is transmitted to the telex number specified on the signature page hereof and the answerback is received by sender, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified on the signature page hereof; PROVIDED THAT any notice given pursuant to Sections 2 and 3 hereof shall be effective only upon receipt.

         Section 11.J. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

         Section 11.K. INDEMNIFICATION. The Borrower hereby indemnifies, exonerates and holds free and harmless the Lender, each of its Affiliates and each of their officers, directors, employees, agents-and attorneys (collectively, the "INDEMNIFIED PARTIES" or, individually, an "INDEMNIFIED PARTY"), from and against any and all actions, causes of action, suits, proceedings, investigations, losses, costs, liabilities, damages, punitive damages, penalties and expenses, including reasonable attorneys' and paralegals' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought):

                  (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

                  (b) the entering into and performance under this Agreement or any other Loan Document or by any party thereto; or

                  (c) any investigation, litigation, or proceeding related to any acquisition or proposed acquisition by the Borrower of all or any portion of the stock or all or substantially all the assets of any Person or merger or proposed merger of the Borrower with any other Person, whether or not the Lender is party thereto and whether or not the proceeds of any Loans are used or to be used in connection therewith; except for any such Indemnified Liabilities arising by reason of an Indemnified Party's gross negligence or wilful misconduct. In addition, if the Borrower institutes any action, suit or proceeding against any of the Indemnified Parties and such action, suit or proceeding is unsuccessful, the Borrower shall indemnify and hold harmless the Indemnified Parties from and against all Indemnified Liabilities arising in connection with or relating to such action, suit or proceeding. The Borrower shall pay or reimburse the Indemnified Parties for any Indemnified Liabilities from time to time within thirty
         (30) days after demand. This Section and the agreements of the Borrower set forth herein shall survive the termination of this Agreement and any or all of the Loan Documents and repayment of all of the Obligations hereunder and thereunder. If and to the extent that the undertaking described in this Section 11.K. is held or determined by any court of competent jurisdiction to be unenforceable for any reason, the Borrower hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Laws.

         Section 11.L. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default or Default if such action is taken or condition exists.

         Section 11.M. MARSHALLING; RECOURSE TO SECURITY; PAYMENTS SET ASIDE. Lender shall not be under any obligation to marshall any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. Recourse to security shall not be required at any time. To the extent that Borrower makes a payment or payments to the Lender or the Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement of setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or another party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         Section 11.N. LIMITATION OF LIABILITY. To the extent permitted by applicable Law, no claim may be made by Borrower or any other Person against Lender, or its Affiliates, directors, officers, employees, attorneys or agents, for special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         Section 11.O. CONSENT TO JURISDICTION AND WAIVER OF JURY TRIAL AND PERSONAL SERVICE. THE BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN COOK COUNTY, ILLINOIS IN ANY ACTION, SUIT OR PROCEEDING (WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY) COMMENCED THEREIN IN CONNECTION WITH OR WITH RESPECT TO THE OBLIGATIONS, THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY DEFENSES OR COUNTER CLAIMS THEREIN), AND THE BORROWER AND THE LENDER EACH WAIVE ANY RIGHT TO JURY TRIAL THAT THEY MAY NOW OR HEREAFTER HAVE UNDER ANY LAWS AND ANY OBJECTION TO VENUE IN CONNECTION THEREWITH. THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS OR PAPERS ISSUED OR SERVED IN CONNECTION WITH THE FOREGOING AND AGREES THAT SERVICE OF SUCH PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AS SET FORTH IN SECTION 11.I. ABOVE AND THE BORROWER'S REGISTERED AGENT, IN WHICH CASE SUCH PROCESS OR PAPERS SHALL BE DEEMED RECEIVED FIVE (5) DAYS THEREAFTER, OR BY OVERNIGHT MAIL OR EXPRESS DELIVERY SERVICE, IN WHICH CASE SUCH PROCESS OR PAPERS SHALL BE DEEMED RECEIVED ONE (1) DAY THEREAFTER.

                            [SIGNATURE PAGE FOLLOWS]



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



         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        BORROWER:

                                        SELECTQUOTE INSURANCE SERVICES

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        Address: 595 Market Street, 6th Floor
                                                 San Francisco, CA   94105
                                        Telephone:  (415) 543-7338
                                        Telecopy:   (800) 436-7000

                                        LENDER:

                                        LASALLE BANK NATIONAL ASSOCIATION

                                        By:
                                           -------------------------------------
                                        Name:      Janet R. Gates
                                        Title:     Senior Vice President
                                        Address:   135 South LaSalle Street
                                                   Chicago, IL   60603
                                        Telephone:  (312) 904-4617
                                        Telecopy:   (312) 904-6189


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